Filed with the Securities and Exchange Commission on December 10, 1997
                                                      Registration No. 333-38727
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               CNB Holdings, Inc.
                 (Name of small business issuer in its charter)

               Virginia                                   6021                                54-1663340
---------------------------------------    ------------------------------------     --------------------------------
   (State or other jurisdiction of            (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)             Classification Code Number)                Identification No.)


           P.O. Box 1060, 900 Memorial Drive, Pulaski, Virginia 24301
                                 (540) 944-0831
         ---------------------------------------------------------------
          (Address and telephone number of principal executive offices)
                                                                                    copy to:
                    WAYNE L. CARPENTER                                       HUGH B. WELLONS, ESQ.
                    CNB Holdings, Inc.                                      Mays & Valentine, L.L.P.
                    900 Memorial Drive                                       1111 East Main Street
                 Pulaski, Virginia 24301                                    Richmond, Virginia 23218
                      (540) 944-0831                                             (804) 697-1374
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional  securities or an offering pursuant to Rule 462(b) under the  Securities  Act,  check the following box and list the
Securities  Act  registration   statement   number  of  the  earlier   effective
registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                             CALCULATION OF REGISTRATION FEE
---------------------------- ----------------------- ---------------------- --------------------- -------------------
   Title of Each Class          Proposed Maximum        Proposed Maximum
    of Securities to                Amount to            Offering Price          Aggregate            Amount of
      be Registered               be Registered           Per Unit (1)         Offering Price        Registration
                                                                                                       Fee (2)
---------------------------- ----------------------- ---------------------- --------------------- -------------------
Common Stock,
  $5.00 par value              380,000 shares                $ 9.00             $ 3,420,000            $ 1,036
---------------------------- ----------------------- ---------------------- --------------------- -------------------

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

         (2) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                 330,000 Shares

                                     [LOGO]


                                  -----------
                               CNB HOLDINGS, INC.
                                  -----------
                                  Common Stock
     CNB Holdings, Inc. (the "Company"), the holding company for Community National Bank (the "Bank"), is offering for sale 330,000 shares of common stock (the "Shares"), par value $5.00 per share (the "Common Stock"). The Bank is a commercial bank primarily serving the New River Valley of Southwest Virginia, including Pulaski, Virginia and surrounding areas. The Common Stock is not actively traded. See "Risk Factors - Determination of Offering Price" for information concerning the factors considered in determining the public offering price.



     The offering will be terminated by the Company upon the sale of the Shares offered hereby or on February 10, 1998 whichever occurs first, unless the offering is extended, at the discretion of the Company, for additional periods ending no later than March 10, 1998. Subscriptions from shareholders of record on December 10, 1997 ("Present Shareholders") received prior to January 10, 1998 will be confirmed prior to sales to other investors.

     See "Risk Factors" on page 6 for certain information that should be considered by prospective investors.
                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR BANK REGULATORY AGENCY NOR HAS ANY SUCH COMMISSION OR AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.


THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS
      AND ARE NOT INSURED BY THE INSURANCE FUND OF THE FDIC OR ANY OTHER
                             GOVERNMENTAL AGENCY.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            Price to        Selling       Proceeds to the
                             Public     Commissions (1)    Company (2)
Per Share    ............  $     9.00       $   .45         $     8.55
Total Maximum (3)  ......  $2,970,000       $74,250         $2,895,750


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


(1) The Company will pay the Placement Agent a commission of $.45 for each Share sold by it in this offering, excluding Shares subscribed for by the Present Shareholders. For purposes of estimating total Selling Commissions, the Company has assumed that the Placement Agent will sell 165,000 shares. The Company has agreed to indemnify the Placement Agent against certain civil liabilities.

(2) Before deducting offering expenses payable by the Company estimated at $150,000, including payment to the Placement Agent of a financial advisory fee of $25,000. See "Placement Agent."

(3) The Company has the right at its sole option, prior to the closing of this offering, to issue up to a maximum of 50,000 additional shares of Common Stock, on the same terms and conditions as set forth above. If all such additional shares are sold by the Placement Agent, the total Price to Public, total Selling Commissions and total Proceeds to the Company will be $3,420,000, $96,750, and $3,323,250, respectively.

                                ---------------
     The Shares are being offered by the Company and by Davenport & Company LLC, as agent for the Company (the "Placement Agent"), on a "best efforts" basis and the offering is not subject to the sale of any minimum number of Shares. Proceeds will be deposited with Crestar Bank, Richmond, Virginia in a non-interest bearing escrow account pending the closing of the offering. Subscriptions from Present Shareholders are binding on subscribers and may not be revoked. The Company may reject any subscription in whole or in part prior to closing. It is expected that such funds will be released from the escrow account and delivery of the Shares will be made promptly after completion of this Offering. See "The Offering."



                            DAVENPORT & COMPANY LLC


               The date of this Prospectus is December 10, 1997.

                            COMMUNITY NATIONAL BANK

                                  Market Area










    [Map of counties surrounding bank. The map shows main roads and towns.]

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus or incorporated herein by reference. All information in this Prospectus reflects a five-for-four stock split effective as of May 30, 1997. Unless otherwise indicated, the information contained in this Prospectus assumes that the Company's right to issue 50,000 additional Shares is not exercised.


                               CNB Holdings, Inc.


         CNB Holdings, Inc. (the "Company") is an independent, community-owned bank holding company based in Pulaski, Virginia, and incorporated under the laws of Virginia. The Company conducts substantially all of its business activities through its wholly-owned subsidiary bank, Community National Bank, a national banking association (the "Bank"). In July 1994, the Company successfully raised its initial capital of $4.3 million through a public offering sold primarily in the Pulaski community. The Bank was opened for business on August 29, 1994. Since that time, the Bank has grown rapidly to $37.6 million in assets and $34.3 million in deposits as of September 30, 1997.

         The Bank currently operates two full-service retail banking offices in Pulaski, Virginia. The Bank's first permanent office, which opened in December 1995, also serves as the corporate headquarters for the Company. The Bank's second full service branch, which opened October 4, 1997, is located in downtown Pulaski at the site of a former branch banking office of a regional bank. The Bank offers a range of banking and related financial services, including checking, savings, certificates of deposit and other depository services. The Bank's lending activities include commercial, real estate and consumer loans. The Bank maintains automated teller machines ("ATM's") at each of its full service locations and recently installed a stand-alone ATM on the campus of the New River Community College. The Bank also contracted to and completed the purchase of a 20,000 square foot former branch building of NationsBank for $187,000.

         The Bank's target market is the New River Valley of Southwest Virginia, which includes Pulaski, Giles, Montgomery, Wythe, and Bland Counties and the City of Radford, Virginia. The Bank's goal is to become the leading community bank in the New River Valley by opening new offices and by cultivating a large community ownership base. Management believes that the on-going consolidation of the banking industry has created an opportunity for community-based lenders, like the Bank, which emphasize retail lending and superior customer service. To exploit this opportunity, the Bank relies in part on the long-standing community relationships enjoyed by its senior officers and board of directors.

     Wayne L. Carpenter is the President, Chief Executive Officer, and Chairman of the Bank. Mr. Carpenter, age 51, has 24 years of banking experience in the New River Valley, including 20 years with NationsBank, N.A. and its predecessors. Mr. Hiawatha ("Hi") Nicely, Jr., age 48, is the President, Chief Executive Officer, and Chairman of the Company and the Chief Operating Officer of the Bank. In addition to relying on management, the Company relies heavily on its active and experienced board of directors. Senior management and the board of directors of the Company have made a substantial investment in the Company, beneficially owning in the aggregate more than 40% of the currently outstanding shares.

         The Company intends to use the proceeds of this offering to fund future growth of the Bank, including the potential opening of one or more new branches, and other general corporate purposes. The Company and the Bank's main office is located at 900 Memorial Drive, Pulaski, Virginia 24301. The telephone number is
(540) 994-0831.


-------------------------------------------------------------------------------

-------------------------------------------------------------------------------



                                  The Offering

Shares offered........................   330,000  shares of Common Stock.  In addition,  the Company has the right at its sole option, prior to the closing of this offering,  to issue up to a maximum of
                                         50,000 additional shares of Common Stock.

Common Stock outstanding..............   546,399  shares at December 3, 1997;  876,399  shares  after  completion  of the offering,  assuming the sale of all 330,000  Shares and excluding the additional
                                         Shares that may be offered at the discretion of the Company.

Use of proceeds.......................   General corporate purposes,  including future growth in deposits and assets, and the potential opening of new branches.  See "Use of Proceeds."

Market                                   The New River Valley of  Southwest  Virginia,  which  includes  Pulaski,  Giles, area.................................... Montgomery, Wythe, and Bland Counties and the City of Radford, Virginia.

Dividends.............................   The Company has not declared or paid cash  dividends  since its  formation.  The
                                         Company  expects that it will retain any earnings to support the development and growth  of its  business  and,  accordingly,  does not  anticipate  paying  cash dividends in the foreseeable  future.  See "Dividend  Policy,"  "Supervision and
                                         Regulation" and "Description of Capital Stock."

Risk factors..........................   Prospective  investors  should  consider  the  information  discussed  under the caption "Risk Factors" before purchasing any of the Shares offered.




          Except for the historical information contained in this Prospectus, the matters set forth herein include Forward-Looking Statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These Forward-Looking Statements include, among other things, statements of goals, plans, intentions, and expectations, regarding or based upon desired business strategies, general economic conditions, interest rates, developments in local and national markets, and other matters, which, by their nature, are subject to significant uncertainties. Because of these uncertainties and the assumptions upon which this Prospectus is based, actual future developments with respect to the business of the Bank and the Company may differ materially from those contemplated by such statements.








--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                             SELECTED FINANCIAL DATA


         The following selected financial data of the Company should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus and the information contained in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations." Interim results at and for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.





                                                        Nine Months Ended
                                                   September 30, (unaudited)               Year Ended December 31,
                                                                (Dollars in thousands except per share data)
                                                     1997            1996            1996            1995            1994
Income Statement Data:
Net interest income............................         $773           $509            $721            $465            $112
Provision for loan losses......................          126             80             104              68              30
Other income...................................          108            105             127              60               3
Operating expenses.............................          925            652             930             789             412
                                                      ------          -----           -----           -----             ---
Net income (loss)..............................        ($170)         ($118)          ($186)          ($332)          ($327)
                                                       ======         ======          ======          =======         ======
Per Share Data:(1)
Net income.....................................       ($ .31)        ($ .22)         ($ .34)         ($ .61)         ($1.19)
Cash dividends declared........................         -              -               -               -               -
Book value.....................................         5.84           5.95            6.08            6.63            7.04
Average shares outstanding.....................      546,464        546,531         546,531         546,303         275,404
Balance Sheet Data:
Total assets...................................      $37,649        $26,053         $27,417         $15,601          $7,581
Investment securities available for sale.......       12,912         10,088          11,313           5,465           4,388
Deposits.......................................       34,327         22,715          24,041          11,937           3,721
Net loans......................................       20,419         10,821          12,723           6,690           1,227
Shareholders' equity...........................        3,190          3,249           3,324           3,623           3,848
Selected Financial Ratios and Other Data: (2)
Net interest margin(3)............................      3.49%          3.64%           3.63%           4.68%           4.69%
Efficiency ratio(4)...............................    105.13%        110.36%         111.82%         153.22%         358.29%
Return on average assets..........................     (0.68%)        (0.73%)         (0.81%)         (2.87%)        (10.77%)
Return on average equity..........................     (7.08%)        (4.66%)         (5.89%)         (9.44%)        (17.52%)
Risk-weighted assets..............................   $22,308        $12,285         $14,286          $8,712          $2,462
Capital Ratios:
Leverage(5).......................................      8.02%         12.26%          11.45%          21.75%          50.03%
Risk-based:
  Tier 1 capital.................................      13.54%         25.99%          21.97%          39.60%         154.06%
  Total capital..................................      14.65%         27.11%          23.06%          40.50%         155.28%
Average equity to average assets.................       9.57%         15.62%          13.71%          30.39%          61.47%
Asset Quality Ratios:
Allowance for loan losses to gross loans..........      1.20%          1.20%           1.20%           1.20%           2.39%
Allowance for loan losses to nonaccrual loans(6)..        -                            9.12x             -               -
                                                                        -
Nonperforming assets to gross loans...............      0.28%            - %           0.13%           0.11%            -  %
Net charge-offs to average loans..................      0.20%        0.23%             0.31%           0.47%            -  %
-------------------

(1) Adjusted to reflect the five-for-four stock split of the Company's Common Stock effected through a stock dividend on May 30, 1997.
(2) Interim return ratios have been annualized for comparative purposes.
(3) Calculated as tax equivalent net interest income divided by average earning assets; represents the Bank's net yield on its earning assets.
(4) Calculated by dividing non-interest expense by the sum of net interest income and non-interest income, net of securities gains or losses.
(5) Calculated as period-end Tier 1 capital divided by period end total assets.
(6) This ratio is only provided for 1996, because there were no nonaccrual loans in the other periods presented.

--------------------------------------------------------------------------------

                                  RISK FACTORS


         An investment in the Company's Common Stock involves certain risks. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, before purchasing shares of Common Stock.


Ability to Implement Business Strategy


         The Company's business strategy is to continue to grow within its general market area and to increase profitability through an increase in loan volume and an expansion of products offered. Implementing this strategy depends in large part on the Company's ability to raise capital and improve profitability, and also on the Company's ability to obtain regulatory approval for expansion and additional product lines. At September 30, 1997, the Company's risk-based total capital and tier 1 capital ratios were 14.65% and 13.54%, respectively, and its leverage ratio was 8.02%. The Company's capital ratios have declined since December 31, 1996 because of net losses and asset growth. If this offering is undersubscribed, it is possible that the Company will lack the capital to expand its business through continued asset growth.


Limited Operating History and Lack of Profitability

         The Company and the Bank have a limited operating history. The Company and the Bank began business in August 1994, and the Company has completed only two full fiscal years. The Company has not yet reported a profitable quarter. The business of the Company continues to be subject to the risks inherent in establishing a new business. Although management and the Board of Directors believe that the Company has an achievable financial plan and an understanding of the needs of the market, there can be no assurance that the Company can achieve its objectives and operate profitably. See "Business."

Determination of Offering Price



         The offering price of the Common Stock has been determined by the Company after consultation with the Placement Agent and consideration of several factors, including the most recent trading prices in the Company's Common Stock, and the Company's lack of operating history, prospects for growth, limited trading market, dependence on key persons and other factors. The offering price is not comparable to the market prices of other banking institutions which, to a large extent, are based on earnings per share and return on shareholders' equity. Since the Company has not reported a profitable quarter, the offering price exceeds the prices of the common stock of many community banks as a multiple of earnings. There can be no assurance that the Common Stock can be resold at or above the offering price.



Limited Trading Market


         There is no established market for the Company's Common Stock. Shares of Common Stock have traded sporadically and the volume of trades has been insufficient to determine a meaningful market price. The Company does not meet the criteria for listing the Common Stock on the Nasdaq Stock Market, although the Company may consider a Bulletin Board listing at some point in the future. It is doubtful that an active market will develop for the Common Stock in the foreseeable future. The Common Stock should be purchased only as a long term investment.



Potential Consequences of Undersubscribed Offering


         The Company cannot predict the number of Shares for which existing shareholders will subscribe. Additionally, the Placement Agent is selling the Common Stock on a best efforts basis, which means that it may sell all, none or only some of the Shares that are not purchased by existing shareholders. Since there is no minimum number of Shares which must be sold, a closing could occur even if only a small number of Shares is sold, and it is possible that expenses of the offering could exceed the offering proceeds. See "The Offering." In such event, the Company may be required to pursue other methods of raising capital, or alter its business strategy and limit its growth.



Dividend Policy

The Company has not paid any cash dividends since its inception and has no present plans to pay cash dividends. The Company intends to reinvest any profits into its business for the foreseeable future. See "Dividend Policy."

Dependence on Key Personnel


         The Company and the Bank have been substantially dependent upon the services of Wayne L. Carpenter, the President, Chief Executive Officer, and Chairman of the Bank, since it opened. Mr. Carpenter is presently under a contract which expires in 1999. The loss of the services of Mr. Carpenter could have a material adverse affect upon the future prospects of the Company and the Bank. Hiawatha Nicely, Jr., who has served as the Chairman of the Board of Directors of the Company since 1993, was named President and Chief Executive Officer of the Company and Chief Operating Officer of the Bank in August 1997, in order to provide management support for Mr. Carpenter. Although Mr. Nicely has no direct experience as a full-time bank employee, he has extensive education and experience in finance and business. See "Management and Directors."



Control of the Company


         The Board of Directors owns 239,718 shares of the Company's Common Stock or 43.9% of the shares presently outstanding. The Directors also hold options to purchase an additional 219,254 shares of Common Stock at a price of $8.00 per share at any time within ten years of the grant of the options (the "Stock Options"). It is not expected that the Directors will purchase a significant percentage of the shares offered hereby. As a result of their present ownership of Common Stock and Stock Options, the Directors as a group will have effective control of the Company and the Bank following the offering, even if the Directors do not purchase a significant amount of Common Stock in this offering. Directors will have the opportunity to profit from any rise in the market value of the Common Stock without investing additional funds in this offering. The Company has agreed to issue no further options to Directors for at least one year from the date of this Prospectus. See "Capitalization and Dilution" and "Management and Directors."

Dilution

         This Offering will result in an increase in net tangible book value to existing shareholders of the Company and a corresponding dilution in net tangible book value to new investors at the public offering price. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. If the Offering had been made as of September 30, 1997, assuming expenses of the offering are $150,000, and that one-half of the shares offered are sold by the Placement Agent, the net tangible book value of the Company at September 30, 1997 would have been $4.97 million, or $6.49 per share of Common Stock if 220,000 shares are sold, compared to an actual net tangible book value of the Common Stock of the Company of $5.84 per share at September 30, 1997. This represents an immediate dilution in net tangible book value to new investors of $0.65 per share. See "Capitalization and Dilution."



Regulation


         The banking industry is subject to extensive governmental supervision, regulation and control, which has materially affected the business of the Company and the Bank in the past and is likely to do so in the future. Regulations affecting the banking industry may be changed at any time, and the interpretation of those regulations by examining authorities of the banking industry is subject to change. This supervision and regulation establishes a comprehensive framework of activities in which a depository institution may engage, and is intended primarily for the protection of depositors, not shareholders. This regulatory structure also provides the Office of the Comptroller of the Currency ("OCC"), which regulates national banks, significant discretion in supervising its banks and enforcing its regulations. There can be no assurance that future changes in legislation, administrative regulations, or governmental policy will not adversely affect the banking industry and the business of the Company. See "Supervision and Regulation."



Competition


         Federal and state legislative changes have significantly increased competition among financial institutions, and current trends towards additional deregulation may be expected to increase competition even further. In its market area, the Bank competes with several statewide banking institutions. In addition, the Bank competes with thrift institutions, money market funds, consumer finance companies, credit unions and other financial service organizations. Many of the financial organizations competing with the Bank have greater financial resources than the Bank, offer services that the Bank is unable to offer and are able to offer similar services at lower prices and have the capacity to make larger loans than the Bank. The National Bank Act limits the amount that the Bank may loan to a single borrower based on the capital of the Bank. Because the Bank is relatively small, it is restricted in the amount that it may loan to a single borrower, and therefore is not in a position to compete effectively against large financial institutions for large commercial loans. The Bank may not be able to make loans in excess of approximately $500,000 to a single borrower (determined as of September 30, 1997), unless the Bank can sell participations in its loans to other financial institutions. See "Business" and "Supervision and Regulation."



Geographic Concentration of Loan Portfolio


         The majority of the Bank's loans are made to borrowers within Pulaski County, Virginia and the adjacent counties. In September 1997, the unemployment rate in Pulaski County was 4.3%, compared to a state-wide average of 4.1%. A significant deterioration in the economy of Pulaski County or the surrounding counties could significantly and adversely affect the repayment of loans held by the Bank.


Broad Discretion in Use of Proceeds



         The net proceeds of this offering will be used to support future growth in deposits and assets, the potential opening of one or more new branches, increased loan capacity, and other general corporate purposes, and will be used for such specific purposes as Company management may determine. Management will have broad discretion to use the proceeds as it sees fit. Purchasers of Shares will rely on the judgment of management to decide how to use the proceeds of this offering. See "Use of Proceeds."

General Economic Conditions


         The success of the Company and the Bank will depend to a large degree on economic conditions, both local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates and other factors beyond the control of the Company and the Bank may affect the Bank's deposit and loan demand adversely, and therefore affect the earnings of the Bank and the Company. Although the Company expects that its market area will continue to grow, there can be no assurance that economic development will continue or improve.


Impact of Fluctuations in Interest Rates

         The Company's results of operations are highly influenced by the level of interest rates, changes in interest rates and other economic conditions that are beyond the control of the Company, including monetary and fiscal policies of the federal government. The Company is in an asset-sensitive interest rate position in which falling interest rates are likely to affect earnings adversely, because the Company's assets will reprice faster than its liabilities.

                                  THE OFFERING

General

         The Company is offering for sale a maximum of 330,000 Shares of Common Stock for $9.00 per share. The minimum purchase for any investor is 100 Shares. The closing of the offering is not contingent on the sale of a minimum number of Shares. The Company has the right at its sole option, prior to the closing of the offering, to issue up to a maximum of 50,000 additional shares of Common Stock.


         The offering will be terminated by the Company upon the sale of the Shares offered hereby or on February 10, 1998, whichever occurs first, unless the offering is extended, at the discretion of the Company, for additional periods ending no later than March 10, 1998. Subscriptions from shareholders of record on December 10, 1997 ("Present Shareholders") received prior to January 10, 1998 will be confirmed prior to sales to other investors.

         Subscriptions are nonrevocable, unless such revocation is consented to by the Company. The Company may reject any subscription in whole or in part prior to closing on such subscription. The Company and the Placement Agent may, in their discretion, allocate Shares among Present Shareholders and other investors in the event of excess demand for the Shares. In the event that the Company or the Placement Agent rejects all or accepts less than all, of any subscription, the Company will refund such subscription funds promptly, without payment of interest and without deduction of any fees, commissions or expenses. The Company also reserves the right to terminate the offering at any time for any reason whatsoever.

         Certificates representing the Common Stock will be delivered to purchasers promptly following the closing of the offering.

         The offering price of the Shares was established by the Company after consulting with the Placement Agent and consideration of several factors. See "Risk Factors - Determination of Offering Price."


Escrow Arrangement


         Subscription proceeds from Present Shareholders received by the Company or the Placement Agent will be promptly deposited in a non-interest bearing escrow account with Crestar Bank (the "Escrow Agent"), until the closing of the offering. The escrow arrangement is intended to ensure delivery of offering proceeds to the Company and the Placement Agent at the closing of the offering and to provide a mechanism for delivery of shares to Present Shareholders. The Escrow Agent may hold funds without payment of interest from the commencement of the offering until the date of closing or cancellation of the offering. Upon the cancellation of the offering for any reason, the Escrow Agent shall return any funds contributed to the Escrow Account to the subscribers or the Placement Agent in the exact amount contributed by them. The street address of the Escrow Agent is: Crestar Bank, Corporate Trust Department, Post Office Box 26665, Richmond, Virginia 23261.

How to Purchase Shares

         Present Shareholders. Subscriptions to purchase Shares can be made only by completing the Shareholder Subscription Agreement shown as Exhibit A to this Prospectus, and mailing or delivering that agreement to the Company at the address indicated. The full subscription price for Shares must be included with the subscription, paid in U.S. dollars, in cash or by check, bank draft, or money order payable to the order of "Crestar Bank as Escrow Agent for CNB Holdings, Inc." The Company may disregard any subscription which does not include the full subscription price.

         Subscriptions received from Present Shareholders during the 30 days after the commencement of the offering (the "Preference Period") will have a preference over any Shares subscribed to by Present Shareholders who subscribe after termination of the Preference Period or which are sold by the Placement Agent. The Company may accept or reject any subscription at any time, but it is anticipated that subscriptions received from Present Shareholders during the Preference Period will be accepted. The Company may accept subscriptions from Present Shareholders following this Preference Period, but such subscriptions will not have a preference over sales to investors solicited by the Placement Agent. Once a subscription is received by the Company, it cannot be withdrawn by the subscriber unless the Company consents. All subscriptions by Present Shareholders, whenever submitted, should be delivered to the Company.

         Other Investors. Prospective investors that are not Present Shareholders should contact their investment broker at Davenport & Company LLC, or any other brokerage firms that participate in this offering, to purchase Shares. Prospective investors that do not have an investment broker may contact Davenport & Company LLC at 1-800-613-1197 to purchase Shares. Prospective investors who are not Present Shareholders should not fill out the Shareholder Subscription Agreement.



                                USE OF PROCEEDS


         The Company intends to use the net proceeds from the sale of Shares offered hereby for general corporate purposes, including future growth in deposits and assets, and the potential opening of one or more new branches for the Bank. The Company is currently studying expansion opportunities, particularly in Wythe and Giles Counties, but has no specific plans at this time. The Company estimates the net proceeds from this offering to be approximately $2,745,750 if all Shares offered hereby (not including its right at its sole discretion to issue a maximum of 50,000 additional shares) are sold, after deduction of the selling commissions assuming one-half of the Shares are sold by the Placement Agent, and deduction of other expenses of the offering estimated at approximately $150,000.





                            MARKET FOR COMMON STOCK


         The Company was formed in 1993 and has 546,399 shares of its Common Stock outstanding as of the date of this Prospectus. There currently is no market for the Common Stock. The Company's stock is not listed on a bulletin board trading system or any type of exchange. There can be no assurance that the Common Stock will ever be listed on a trading system or exchange or that an active and liquid trading market will develop or, if developed, will be maintained. No assurance can be given that an investor will be able to resell the Common Stock at or above the price at which such Common Stock is offered hereby. See "Risk Factors--Limited Trading Market."

         Trades in the Company's Common Stock have been infrequent. Since the Company was organized, fewer than 10,000 total shares have changed hands. At December 3, 1997, there were approximately 587 holders of record of the Common Stock. The most recent trade of which the Company is aware occurred on November 14, 1997 and was for 125 shares at $9.125 per share. The following table sets forth the range of high and low sales prices for the Company's Common Stock for all trades reported to the Company during the fiscal quarters indicated. The prices have been adjusted to reflect a five-for-four stock split of the Company's Common Stock on May 30, 1997. Due to the limited number of trades such reported trade prices may not be meaningful.




                                  Stock Prices
                                                     High                       Low
1995
1st Quarter..........................................  (1)                        (1)
2nd Quarter..........................................  (1)                        (1)
3rd Quarter..........................................$ 8.60                     $ 8.00
4th Quarter..........................................  8.60                       8.10

1996
1st Quarter..........................................$  8.80                    $ 8.40
2nd Quarter..........................................   9.00                      8.10
3rd Quarter..........................................   9.00                      8.40
4th Quarter..........................................  (1)                        (1)

1997
1st Quarter..........................................  $ 9.20                     $ 8.75
2nd Quarter..........................................   8.875                       8.75
3rd Quarter..........................................   8.875                       8.875
4th Quarter through December 10, 1997................   9.25                        8.625
-------------
(1)  No trades recorded.



                                DIVIDEND POLICY

         The Company has paid no dividends to shareholders since its formation. The Company presently intends to retain future earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends on its Common Stock in the foreseeable future. In the event that the Board of Directors does determine to pay dividends in the future, any such payment will depend upon a number of factors, including investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's or the Bank's financial condition and results of operations, tax considerations and general economic conditions.

     The Company is subject to the requirements of Virginia law, which imposes certain restrictions on distributions of dividends to shareholders of the Company. The Company's shareholders are entitled to receive dividends as declared by the Company's Board of Directors in accordance with Section 13.1-653 of the Virginia Stock Corporation Act (the "Virginia SCA"). Generally, distributions are made out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividend payments therefore may be limited in accordance with the provisions of the Virginia SCA and the Company's Articles.

         National Banks likewise have limitations imposed upon all dividends, including cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. Under applicable federal laws, the OCC restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined by law, combined with the net retained profits for the two preceding years. As of September 30, 1997, federal statutory guidelines do not permit the Bank to pay a dividend to the Company.

                          CAPITALIZATION AND DILUTION


         The net tangible book value of the Common Stock of the Company at September 30, 1997, was $5.84 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the offering and the application of the net proceeds therefrom, assuming expenses of the offering are $150,000, and that one-half of the shares offered are sold by the Placement Agent, and looking at a range of shares sold at a public offering price of $9.00 per share, the net tangible book value of the Company at September 30, 1997 would have been $4.01 million, or $6.10 per share of Common Stock if 110,000 shares are sold, $4.97 million, or $6.49 per share of Common Stock if 220,000 shares are sold, and $5.94 million, or $6.77 per share of Common Stock if 330,000 shares are sold (reflecting the sale of 33 1/3%, 66 2/3% and 100% of the shares offered hereby). This represents an immediate increase in net tangible book value to the existing stockholders of the Company and an immediate dilution in net tangible book value to new investors at the public offering price. The following table illustrates this dilution per share.



Shares assumed sold in this offering:                                   110,000          220,000           330,000
                                                                        -------          -------           -------

Public offering price per share........................................$   9.00         $   9.00          $   9.00
                                                                       ========         ========          ========
     Net tangible book value
        per share as of September 30, 1997.............................$   5.84         $   5.84          $   5.84
     Increase in net tangible book value
        per share resulting from the offering..........................    0.26             0.65              0.93

Pro forma net tangible book value after the offering...................    6.10             6.49              6.77
                                                                       ========         ========          ========
Dilution per share to new investors....................................$   2.90         $   2.51          $   2.23
                                                                       ========         ========          ========

         The Stock Options presently outstanding are not dilutive to book value, because all Stock Options are exercisable at prices greater than the current book value per share. However, such options, if exercised, would contribute less per share than an investor's purchase of shares in this offering, because all such options are exercisable at $8.00 per share. Also, while the Company has not yet had positive earnings for any fiscal quarter since its formation, if the Company does earn money in the future, these options could be dilutive to earnings per share. See "Management and Directors - Stock Option Plan" and "-Additional Stock Options."



                                    BUSINESS

General


         The Company was incorporated under the laws of Virginia on April 29, 1993, for the purpose of becoming a bank holding company. In July 1994, the Company completed its initial public offering of 546,225 shares of its common stock, $5.00 par value per share at a price of $8.00 per share, adjusted for the Company's five-for-four stock split on May 30, 1997. The Company received final approval of its application to charter the Bank from the OCC and final approval of its application for deposit insurance for the Bank from the Federal Deposit Insurance Corporation ("FDIC") on August 29, 1994. On August 29, 1994, the Bank opened for business.

         As of September 30, 1997, the Company had assets of $37.6 million, net loans of $20.4 million, total deposits of $34.3 million and total shareholders' equity of $3.2 million. Substantially all of the Company's revenue is derived from the operation of the Bank.



Market Area


         The Bank's primary service area is Pulaski County and includes portions of Giles, Montgomery, Wythe and Bland Counties and the City of Radford, Virginia. The Bank conducts a general commercial banking business in its service area, and focuses on serving the banking needs of small-to-medium sized businesses, professional concerns and individuals. The Bank operates from its main office at 900 Memorial Drive, Pulaski, Virginia, which is at the corner of Memorial Drive and Lee Highway (U.S. Route 11) and it's second branch, located at One Main Street in downtown Pulaski. The Bank also has an ATM located at the New River Community College in Dublin. The Bank draws most of its customer deposits from, and conducts most of its lending transactions with borrowers within, its primary service area. The Bank is the only locally owned and operated commercial bank in Pulaski County.


         Pulaski County is located in the New River Valley of Southwest Virginia. Pulaski, the county seat, is approximately 53 miles southwest of Roanoke, 90 miles northeast of the Tri-cities, Tennessee (Johnson City, Kingsport and Bristol), and 150 miles north of Charlotte, North Carolina. Pulaski County had a population of 34,400 and a median family income of $35,238 in 1996. Virginia Polytechnic Institute and State University ("Virginia Tech"), a four-year, comprehensive university with over 22,000 students, is located approximately 15 miles from Pulaski County.


Goals and Strategy

         The Bank's target market is the New River Valley of Southwest Virginia, which includes Pulaski, Giles, Montgomery, Wythe and Bland Counties and the City of Radford, Virginia. Despite strong competition in the market, the Bank's goal is to become the leading community bank in the New River Valley by opening new offices and by cultivating a large community ownership base. Management believes that the on-going consolidation of the banking industry has created an opportunity for community-based lenders like the Bank which emphasize retail lending, superior customer service and relationship banking. To maximize this opportunity, the Bank relies in part on the long-standing community relationships enjoyed by its senior officers and board of directors. The Bank's business strategy is to target middle market operating companies, professional concerns and individuals in the Pulaski service area for loans, deposits, and other financial services and to explore selected opportunities to establish branches in areas that demographically compliment the Bank's existing and targeted customer base.


Deposits and Loan Products


         The Bank offers a full range of deposit services that are typically available in banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts, IRA's and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank's principal market at competitive rates. All deposit accounts are insured by the FDIC up to the maximum amount allowed by law (generally $100,000 per depositor subject to aggregation rules). The Bank solicits these accounts from individuals, businesses, associations, organizations, and governmental entities.


         The Bank also offers a full range of short-to-medium term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and accounts receivable), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. The Bank also makes real estate construction and acquisition loans and originates and holds fixed and variable rate mortgage loans. See "Bank Lending Practices."

         The Bank's lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general the Bank is subject to a loan-to-one borrower limit of an amount equal to 15% of the Bank's unimpaired capital and surplus, or 25% of the unimpaired capital and surplus if the excess over 15% is approved by the Board of Directors of the Bank and is fully secured by readily marketable collateral. The Bank may not make loans to any director, officer, employee or 10% shareholder of the Company or the Bank unless the loan is approved by the Board of Directors of the Bank and is made on terms not more favorable than would be available to a person not affiliated with the Bank. For a further analysis of the Company's loan portfolio, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Loans."


         Other bank services include cash management services, travelers checks, direct deposit of payroll and social security checks, and automated drafts for various accounts. The Bank is associated with the Honor, Plus and VISA shared networks of automated teller machines and debit card retail locations that Bank customers may use throughout Virginia and other regions. The Bank also offers VISA credit card services. The Bank has no current plans to exercise trust powers. The Bank may in the future offer trust services, but cannot do so without the prior approval of the OCC.


Bank Lending Practices


         The Bank's lending efforts are directed entirely to making loans to individuals and businesses in its market area. The Bank believes that its lending and credit policies are conservative. The Bank had approximately $20.9 million in loans and $3.7 million in unfunded loan commitments outstanding at September 30, 1997.

         One of the Bank's primary lending programs has been the origination of loans secured by one- to four-family residences, all of which have been located in its market area. The Bank evaluates both the borrower's ability to make principal and interest payments and the value of the property that will secure the loan. Federal law permits the Bank to make loans in amounts of up to 100% of the appraised value of the underlying real estate. Loans are made with a loan to value ratio of up to 95% for conventional mortgage loans and up to 100% for loans guaranteed by either the Federal Housing Authority ("FHA") or the Veterans Administration ("VA"). For conventional loans in excess of 80% loan to value, private mortgage insurance is secured insuring the mortgage loans to 75% loan to value. The Bank makes primarily one-, three-, and five-year adjustable rate mortgages ("ARMs") with the primary loan indexed to one, three, and five year U.S. Treasury Notes, respectively. There are unquantifiable risks resulting from potential increased costs to the borrower as a result of repricing. It is possible that during periods of rising interest rates, the risk of defaults on ARMs may increase due to the upward adjustment of interest rates to borrowers. Recently, the Bank has begun making fixed rate residential mortgage loans, as well, but only on terms that permit the loans to be sold on the secondary market. The Bank generally "pre-sells" such fixed rate loans to the secondary market. If the loans are not made to the credit standards of the FHLMC, additional fees and a higher rate are charged.

         The Bank also makes certain consumer loans, including unsecured personal loans and lines of credit, automobile loans, deposit account loans, installment and time loans, and home equity loans, and the Bank offers a Bank-sponsored VISA credit card. The Bank's primary focus when making such consumer loans is the customer's ability to repay the loan. Consumer loans generally warrant higher interest rates and fees, but such loans, particularly unsecured consumer loans, also may entail greater risk than residential mortgage loans. Even when a loan is secured, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment. Consumer loan collections are dependent on the borrower's continuing financial stability, and are more likely to be affected adversely by job loss, divorce, illness, or personal bankruptcy. Various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans and such loans may give rise to claims and defenses by a consumer loan borrower. Consumer loan delinquencies may increase over time as loans age. The Bank adds provisions to its allowance for loan losses at the end of the month that such loans are originated.


         The Bank also makes commercial loans to qualified small businesses in its market area. Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have commensurately higher yields. To manage these risks, the Bank generally secures appropriate collateral and carefully monitors the financial condition of its business borrowers. Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his employment and other income and are secured by real estate whose value often is easily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower's ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. The collateral for commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate. Commercial loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. The Bank has a credit review and monitoring system to review regularly the cash flow of commercial borrowers. The Bank makes few construction or commercial real estate loans, due to the risk inherent in such loans. As the Bank grows, it may make more such loans, but it will employ the same conservative lending practices with construction or commercial real estate loans that it now employs for commercial loans.

Competition


         Federal and state legislative changes have significantly increased competition among financial institutions, and current trends towards further deregulation may be expected to increase competition even further. In its market area, the Bank competes with several statewide banking institutions. In addition, the Bank competes with thrift institutions, money market funds, consumer finance companies, credit unions and other financial service organizations. Most of the financial organizations competing with the Bank have greater financial resources than the Bank and are able to offer similar services at lower prices and have the capacity to make larger loans than the Bank. The National Bank Act limits the amount that the Bank may loan to a single borrower based on the capital of the Bank. Because the Bank is relatively small, it is restricted in the amount of loans it can make to a single borrower, and therefore is not in a position to compete effectively against large financial institutions for large commercial loans. The Bank may not be able to make loans in excess of approximately $500,000 to a single borrower (as of September 30, 1997), unless the Bank can sell participations in such loans to other financial institutions.


Employees


         The Bank currently has 22 full-time employees and 9 part-time employees, or a total of 26 full-time equivalents. The Company does not have any employees other than its officers, none of whom receive any remuneration for their services to the Company but rather are compensated as employees of the Bank. None of the Bank's employees is represented by a union or covered by a collective bargaining agreement. Management considers employee relations to be good.


Description of Property

         The main offices of the Company and the Bank are located on a 4.9 acre plot at 900 Memorial Drive in Pulaski, Virginia. The Bank opened for business on August 29, 1994, in a temporary modular building on the site and used the temporary facility for sixteen months while the permanent facility was constructed. Construction was completed on December 1, 1995. The cost of the building, its furniture, fixtures, and equipment were just over $1.0 million. The permanent facility is a two-story brick building and contains approximately 10,500 square feet. It features five inside teller windows, three drive-up lanes, a drive-up night depository, and a drive-up automated teller machine. The land for the main office was purchased from a partnership 100%-owned by Jack W. Bowling, a director of the Company and the Bank, and five members of his immediate family in exchange for 31,250 shares of Common Stock. See "Certain Relationships and Related Transactions." The main office site is wholly-owned by the Company free and clear of any liens or encumbrances


         The second branch office of the Bank, which opened October 4, 1997, is located at One Main Street, Pulaski, Virginia at the site of a regional bank's former branch office. It is a full-service branch, with three inside teller windows, a drive-up lane, a night depository, an automated teller machine, and safety deposit boxes. The property is subject to a lease which terminates on July 31, 1999, and the Bank has a right of first refusal to continue leasing the property after that date on terms mutually agreeable between the parties. The owner of that property is a limited liability company in which Mr. James L. Webb, a director of the Company and the Bank, is an investor. See "Certain Relationships and Related Transactions." The Bank believes that it is leasing that property at or below applicable market rates. The Bank also recently installed a stand-alone automated teller machine on the campus of the New River Community College in Dublin, Virginia.

         Finally, the Bank recently contracted to and completed the purchase of the former branch office of NationsBank at 202 North Washington Avenue in downtown Pulaski, for $187,000. This three story building has approximately 20,000 square feet and will house the Bank's operations department. In addition, there may be opportunities for leasing part of the building to third parties, and the Bank plans to move its downtown branch into that building in the future.


Legal Proceedings

         The Company is a party to various legal proceedings from time to time in the ordinary course of business. Based upon information currently available, management believes that such legal proceedings, if determined adversely to the Company, would not have a material adverse effect on the Company's business, financial position or results of operations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following presents management's discussion and analysis of the consolidated financial condition and results of operations of the Company as of the dates and for the periods indicated. This discussion should be read in conjunction with the Selected Financial Data, the Company's Consolidated Financial Statements and the Notes thereto, and other financial data appearing elsewhere in this Prospectus.

         The Consolidated Financial Statements include the financial information of the Company and the Bank. As the Bank represents substantially all of the Company's activities, comparative discussions of consolidated versus non-consolidated financial statements are unnecessary.

         The Company is not aware of any current recommendations by regulatory authorities which, if implemented, would have a material effect on its liquidity, capital resources or results of operations. There are no agreements between the Company and either the OCC or the Federal Reserve Board, nor has either regulatory agency made any recommendations concerning the operations of the Company that could have a material effect on its liquidity, capital resources or results of operations.

Overview


         The Company commenced operations on March 8, 1993, while the Bank began operations on August 29, 1994. Accordingly, financial data for 1994 reflects only four months of activity. The Company's sole subsidiary, the Bank, operates by attracting deposits from the general public and using such deposit funds to make commercial, consumer, and residential construction and permanent mortgage real estate loans. Revenues are derived principally from interest on loans and investments. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income. Presently, noninterest expense exceeds net interest income.

         The Bank's assets increased over 75% in both 1995 and 1996, and increased over 37% during the nine months ended September 30, 1997 to a total of $37.6 million as compared to $27.4 million at December 31, 1996. Virtually all of this asset growth was from increased deposits. Total deposits were $34.3 million at September 30, 1997, an increase of over 42% from $24.0 million at December 31, 1996. The Bank used these new resources to fund new loans and to purchase investment securities. The Bank's net loans increased over 90% in each of 1995 and 1996, and increased more than 60% in the nine months ended September 30, 1997 to a total of $20.4 million as compared to $12.7 million at December 31, 1996.


Net Interest Income


         Net interest income, the principal source of income for the Bank, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. The following tables present the average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities and stockholders' equity, and the related income, expense, and corresponding weighted average yields and costs. The average balances used in these tables and other statistical disclosures were calculated by using the daily average balances.



                          Net Interest Income and Average Balances (dollars in thousands)(1)

                            Years Ended December 31,
                                       1996                           1995                        1994
                            ---------------------------   ---------------------------  ---------------------------

                                       Interest                        Interest                Interest
                             Average   Income/   Yield/   Average  Income/   Yield/    Average    Income/   Yield/
                             Balance   Expense   Cost     Balance   Expense    Cost    Balance    Expense    Cost
Interest-earning assets:
  Deposits in other banks    $      -  $      -     -%  $    -    $      -     -%   $  528      $    23      4.35%
  Taxable investment securities 8,957       578   6.45     5,350     378    7.07       863           53      6.14
  Federal funds sold            1,179        71   6.02       967      56    5.79       689           34      4.93
  Loans, net                    9,695       926   9.55     3,620     377   10.41       317           28      8.83
                             --------  --------    ------        -------   -----   ------          -----      ----
   Total interest-earning
                   assets      19,831    1,575             9,937     811             2,397          138
                              --------  -------           -------   -----          -------         -----
    Yield on average
      interest-earning assets                     7.94%                     8.16%                           5.76%
                                                   =======                  ====                            ====



Noninterest-earning assets:
  Cash and due from banks       1,465                       660                         217
  Premises and equipment        1,410                       718                         227
  Interest receivable and other   272                       249                         193
                                -----                     -----                       -----
    Total noninterest-earning
      assets                    3,147                     1,627                         637
                                -------                   -------                     -----
    Total assets             $ 22,978                   $11,564                   $   3,034
                             ========                   =======                     =========

Interest-bearing liabilities:
  Demand deposits            $  5,304       191    3.60% $  917       33    3.60%  $    72         2        2.77%
  Savings deposits              2,276        88    3.87     940       30    3.19       146         5        3.42
  Time deposits                10,725       575    5.36   5,008      283    5.65       349        19        5.44
                             --------  --------  ----    ------  -----     -------    -----  ---------

   Total interest-bearing
     liabilities               18,305       854           6,865      346               567        26
                             --------  --------           -------  --------         --------- ---------
    Cost of average
      interest-bearing liabilities                 4.67%                    5.04%                     4.58%
                                                   ====                    =======                    ====



Noninterest-bearing liabilities:
  Demand deposits               1,492                    1,158                           602
  Interest payable and other       30                       27                             -
                             --------                  -------                     ---------
    Total noninterest-bearing
      liabilities               1,522                    1,185                           602
                             --------                  -------                     ---------
    Total liabilities          19,827                   8,050                          1,169

Stockholders' equity            3,151                    3,514                         1,865
                             --------                  -------                     ---------
  Total liabilities and
    stockholders' equity     $ 22,978                  $11,564                     $   3,034
                             ========                  =======                     =========

    Net interest income                $    721                    $    465                      $     112
                                       ========                    ========                      =========

   Net interest margin                            3.63%                        4.68%                        4.69%
                                                  ====                         ====                          ====


-----------------
(1) Income and yields are computed on a tax equivalent basis.


 Net Interest Income and Average Balances (dollars in thousands), continued(1)


                                                                   Nine Month Periods Ended September 30,
                                                                      1997                        1996
                                                          ---------------------------  ---------------------------

                                                                   Interest                          Interest
                                                          Average  Income/   Yield/    Average    Income/   Yield/
                                                          Balance  Expense   Cost      Balance    Expense    Cost
Interest-earning assets:
  Taxable investment securities                         $  12,466 $     573     6.13%  $  8,693    $  425     6.52%
  Federal funds sold                                          699        30     5.72        940        40     5.67
  Loans, net                                               16,367     1,160     9.45      9,012       648     9.59
                                                          -------- --------     ----   ---------   -------   ----
    Total interest-earning assets                          29,532     1,763              18,645     1,113
                                                          --------  -------            ---------   -------

    Yield on average interest-earning assets                                    7.96%                        7.96%
                                                                                ====                         ====
Noninterest-earning assets:
  Cash and due from banks                                   1,932                         1,294
  Premises and equipment                                    1,499                         1,406
  Interest receivable and other                               411                           317
                                                          -------                     ---------
    Total noninterest-earning assets                        3,842                         3,017
                                                          -------                      --------
    Total assets                                          $33,374                      $ 21,662
                                                          =======                      ========

Interest-bearing liabilities:
  Demand deposits                                         $ 8,121       248     4.07%  $  3,844     108     3.75%
  Savings deposits                                          3,397    652.55    2,259         66    3.89
  Time deposits                                            15,509       663     5.70     10,230     430      5.60
  Federal funds purchased                                     331        14     5.64          -       -         -
                                                          -------  --------     ----    --------   -----   ------
    Total interest-bearing liabilities                     27,358       990              16,333     604         -
                                                          -------  --------            --------    -----   ------
    Cost of average interest-bearing liabilities                                4.82%                        4.93%
                                                                                ====                         ====
Noninterest-bearing liabilities:
  Demand deposits                                           2,707                         1,887
  Interest payable and other                                  115                            59
    Total noninterest-bearing liabilities                   2,822                         1,946
                                                         ---------                       -------
    Total liabilities                                      30,180                        18,279
                                                         ----------                      --------

Stockholders' equity                                        3,194                         3,383
                                                          --------                      --------
    Total liabilities and stockholders' equity         $   33,374                     $  21,662
                                                         ========                     =========

    Net interest income                                            $   773                      $   509
                                                                   =======                     ========

   Net interest margin                                                          3.49%                        3.64%
                                                                                ====                         ====

-----------------
(1) Income and yields are computed on a tax equivalent basis.


Nine month periods ended September 30, 1997 and 1996:

         Interest income for the nine months ended September 30, 1997 was $1.8 million, a 58.4% increase over interest income of $1.1 million for the nine months ended September 30, 1996. This increase was due to significant growth in interest earning assets while the yield remained constant. Average investment securities increased $3.8 million to $12.5 million, a 43.4% increase during the same period. Average loans were $16.4 million for the nine month period ended September 30, 1997. This represents an 81.6% increase from the September 30, 1996 nine month average of $9.0 million. On average, loans yielded 9.45% during the nine month period ended September 30, 1997 and 9.59% during the nine month period ended September 30, 1996.

         Interest expense for the nine months ended September 30, 1997 was $990,000, a 63.9% increase over interest expense of $604,000 for the nine month period ended September 30, 1996. This is due primarily to an increase in interest-bearing liabilities, which includes deposits and federal funds purchased, which was partially offset by an 11 basis point decrease in the cost of interest-bearing liabilities. Interest-bearing demand deposits increased $4.3 million, or 111.3% and the cost of these deposits increased to 4.07% compared to 3.75% at September 30, 1996. These significant changes in interest-bearing demand deposits are partially attributable to the addition of large municipal deposits that command higher rates. Average time deposits increased during the first nine months of 1997 to $15.5 million, a 51.6% increase over the average for the first nine months of 1996. In order to meet liquidity needs and manage interest rate risk, the Bank purchased Federal funds for the first time during the first nine months of 1997. The average balance of Federal funds purchased was $331,000 at a cost of funds of 5.64%.

         Net interest income was $773,000 for the first nine months of 1997, a 51.9% increase over the $509,000 of net interest income in the nine months ended September 30, 1996. This increase is the result of growth in interest earning assets. This increase was accomplished even though average interest earning assets grew 58.4% while average interest-bearing liabilities increased 67.5%. The net interest margin for the nine months ended September 30, 1997 was 3.49% as compared to 3.64% for the nine months ended September 30, 1996.


Years ended December 31, 1996, 1995 and 1994:


         Interest income for 1996 increased 94.2% to $1.6 million from $811,000 in 1995. Interest income in 1994 totaled $138,000. The increase in interest income from 1995 to 1996 was due to an increase in average interest-earning assets of $9.9 million, partially offset by a decrease in yields on earning assets of 22 basis points from 8.16% in 1995 to 7.94% in 1996. The increase in interest income from 1994 to 1995 was due to an increase in average interest-earning assets of $7.5 million combined with a 240 basis point increase in yields on earning assets from 5.76% in 1994 to 8.16% in 1995.


         Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 9.55% in 1996 compared to an average yield of 10.41% in 1995, reflecting lower market interest rates and an increase in 1-4 family residential mortgage loans as a percentage of the overall portfolio.


         Interest expense increased by 146.8% in 1996 to $854,000 from $346,000 in 1995. This increase was due to an increase in average interest-bearing liabilities of $11.4 million to $18.3 million in 1996 which was partially offset by a decrease in the rate paid of 37 basis points compared to 1995. Interest expense increased by $320,000 in 1995 to $346,000, from $26,000 in 1994. The increase was due to an increase in average interest bearing liabilities of $6.3 million and an increase in the average rate paid on interest-bearing liabilities of 46 basis points caused by the increased levels of large denomination certificates of deposit which command a higher interest rate.


         Net interest income in 1996 increased 55.1% to $721,000 from $465,000 in 1995 due to an increase in the volume of net average earning assets which was partially offset by an 105 basis point decrease in the net interest margin from 4.68% to 3.63%. The decrease in net interest margin during 1996 was due to an increase in the percentage of average interest-bearing liabilities to average interest earning assets to 92.3% from 69.1% in 1995. This change is due primarily to rapid growth combined with net losses. Net interest income in 1995 increased by $353,000, or 315.2%, over 1994. The net interest margin for 1995 was 4.68%, almost identical to 4.69% in 1994, the year the Bank began operations. The increase in net interest income realized in 1995 was primarily the result of an increase in net average earning assets of $7.5 million.

         The effects of changes in volumes and rates on net interest income for various periods are shown in the following table.


                                      Rate/Volume Variance Analysis (dollars in thousands)

                                Nine Months Ended September       Year Ended December 31, 1996
                              30, 1997 Compared to Nine Months             Compared to
                                  Ended September 30, 1996        Year Ended December 31, 1995
                              --------------------------------   -----------------------------
                              Interest                          Interest
                              Income/                           Income/
                              Expense  Variance Attributable To Expense  Variance Attributable To
                              Variance    Rate      Volume      Variance    Rate        Volume

Interest-earning assets:
   Deposits in other banks    $  -        $  -     $  -          $   -        $ -        $  -
   Taxable investment
         securities           148          (36)         184        200          (55)        255
   Federal funds sold         (10)           -          (10)        15            3          12
   Loans                      512          (17)         529        549          (83)        632
                              -------    --------    --------    -------     ---------    -------
     Total                    650          (53)         703        764         (135)        899
                              -------    --------    --------    -------     ---------    -------

Interest-bearing
liabilities:
   Demand deposits               140          20         120        158            -         158
   Savings deposits               (1)         33         58          15          43          (34)
   Time deposits                 233          12         221        292         (31)         323
   Federal Funds purchased        14          14           -          -            -           -
                              -------    --------    --------    -------     ---------    -------
       Total                     386          12         374        508          (16)        524
                              -------    --------    --------    -------     ---------    -------
        Net interest income   $  264     $    (65)    $  329       $ 256     $  (119)     $  375
                              =======    ========     =======    =======     =========    =======








                                  Year Ended December 31, 1995
                                          Compared to
                                  Year Ended December 31, 1994
                                  ----------------------------
                              Interest
                              Income/
                              Expense     Variance Attributable To
                              Variance        Rate         Volume
Interest-earning assets:
   Deposits in other banks      $     (23)    $      -     $   (23)


   Taxable investment
      securities                      325           49         276
   Federal funds sold                  22            8          14
   Loans                              349           58         291
                                ----------    ---------    --------
     Total                            673          115         558
                                ----------    ---------    --------

Interest-bearing
liabilities:
   Demand deposits                     31            8          23
   Savings deposits                    25           (2)         27
   Time deposits                      264           11         253
   Federal Funds purchased              -            -           -
                                ----------    ---------    --------
       Total                          320           17         303
                                ----------    ---------    --------
        Net interest income     $     353       $   98       $ 255
                                ==========    =========    ========


Noninterest Income




         Noninterest income consists of revenues generated from a variety of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts including charges for insufficient funds, checks and fees charged for nondeposit services.


Nine month periods ended September 30, 1997 and 1996:

         Noninterest income was $108,000 for the nine month period ended September 30, 1997. This was a small increase from the nine month period ended September 30, 1996 even though gains on sales of investment securities decreased $22,000. The decrease in gains on sale of investment securities was offset by increases in service charges on deposit accounts and other income.


Years ended December 31, 1996, 1995 and 1994:

         Noninterest income totaled $127,000 in 1996, a significant increase of 111.7% from the $60,000 recorded in 1995. Noninterest income in 1994 totaled $3,000. The majority of the increase in noninterest income from 1995 to 1996 and from 1994 to 1995 was due to the increased number of deposit accounts.


         The Bank's fee structure is reviewed annually to determine if adjustments to fees are warranted. There were no changes in the deposit account fee structure during 1996.

         A portion of noninterest income is gain on the sale of investment securities. Although the Bank generally follows a buy and hold philosophy with respect to investment securities, occasionally the need to sell some investment securities is created by changes in market rate conditions or by efforts to restructure the portfolio to improve the Bank's liquidity or interest rate risk positions. Noninterest income also includes fees charged for various bank services such as safe deposit box rental fees and letter of credit fees.


         The sources of noninterest income for the periods indicated are summarized in the following table.


                                     Sources of Noninterest Income (dollars in thousands)

                                    Nine Months Ended September                 Years Ended December 31,
                                                30,
                                   -------------------------------     --------------------------------------------
                                         1997             1996            1996           1995              1994
                                   ------------   --------------      ----------    ------------    ------------
Service charges on deposit
  accounts                           $   80              $63               $93            $41                3
Gain on sale of investment
  securities                              1               23                17             10                -
Other                                    27               19                17              9                -
                                   ------------   --------------      ----------    ------------    ------------
   Total noninterest income          $  108         $    105              $127            $60             $  3
                                  ============   ==============       =========     ===========     ============


Noninterest Expense


Nine month periods ended September 30, 1997 and 1996:

         Noninterest expense for the nine months ended September 30, 1997 was $925,000, a 41.8% increase over the noninterest expense of $653,000 for the nine months ended September 30, 1996. This increase is due primarily to an increase in personnel expenses of $147,000, or 53.6%, to meet the needs of the Bank due to its growth. The number of full-time equivalent employees increased to 26 from 13 during the twelve-month period between September 30, 1997 and September 30, 1996. Management expects the number of full-time equivalent employees to increase at a slower pace through the rest of 1997 and 1998.

         Professional services expense for the first nine months of 1997 increased to $67,000 or 97.1% over the September 30, 1996 amount. This increase is due primarily to the loss of the Company's senior vice president of operations late in 1996, forcing the Company to outsource portions of the responsibilities formerly performed by that person. The efficiency ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) for the periods ended September 30, 1997 and 1996 was 105% and 110%, respectively. Noninterest expense has increased over the past two years and will likely continue to increase as the Bank grows. However, as the bank becomes more mature, growth in net interest income should outpace growth in noninterest expense. Accordingly, management believes the Bank's efficiency ratio will continue to improve.


Years ended December 31, 1996, 1995 and 1994:


     Noninterest expense for 1996 rose $140,000 or 17.7% to $929,000. Noninterest expense was $789,000 in 1995 and $412,000 in 1994. The efficiency ratio was 112% in 1996, 153% in 1995 and 358% in 1994.


         Total personnel expenses, the largest component of noninterest expense, increased $59,000 or 17.9% to $388,000 in 1996. Personnel expenses for 1995 were $329,000, an increase of $130,000 or 65.3%, from the 1994 level of $199,000.
These increases were attributable to the increased number of full time equivalent employees required due to the high growth rate the Bank has experienced since opening.

         Combined occupancy and furniture and equipment expense increased $32,000 in 1996 compared to a $67,000, or 167.5%, increase from 1994 to 1995.
The increase in 1996 was primarily due to the opening of the new Bank building which resulted in increased maintenance, insurance and depreciation. The increase in 1995 was due to the Bank being open for business for the full year versus only four months during the previous year.


         Professional services expense, fees paid to attorneys, independent auditors, and state examiners decreased $14,000 or 23.3%, to $46,000 during 1996. Professional services expense totaled $60,000 in 1995, a 140% increase over the $25,000 level in 1994. These large fluctuations during the past three years were caused by the Bank incurring significant expenses related to various examinations and filings that were required subsequent to the initial opening.


         Outside services consisting primarily of data processing and credit card processing fees, increased $25,000, or 33.8% to $99,000 in 1996. These fees were $74,000 and $19,000 in 1995 and 1994, respectively. These fees relate directly to the number of accounts serviced and transactions processed. Management expects these expenses to continue to increase as the Bank grows.


         The primary elements of noninterest expense for the past three years and the nine month periods ended September 30, 1997 and 1996 are as summarized in the following table.

             Sources of Noninterest Expense (dollars in thousands)

                                   Nine Months Ended
                                     September 30,              Years Ended December 31,
                                    1997        1996        1996        1995        1994
Salaries and wages                    $356        $238        $335        $285        $180
Employee benefits                       65          36          53          44          19
                                    ------      ------      ------      ------      ------
   Total personnel expense             421         274         388         329         199

Occupancy expense                       54          49          77          67          30
Furniture and equipment                 58          47          62          40          10
Printing and supplies                   49          40          48          37          39
Professional services                   67          34          46          60          25
Postage                                 23          17          25          18           6
Telephone                               10           7           9           8           7
Dues and subscriptions                  14           9          12           8           6
Education and seminars                   9           9          11          19           8
Advertising and public
relations                               27          24          38          30          11
Insurance expense                       18          20          26          30          13
Capital stock tax                       21          11          15           7           -
Outside services                        92          62          99          74          19
Amortization of organizational
cost                                    15          18          37          37          10
Other operating expense                 47          32          36          25          29
                                    ------      ------      ------      ------      ------
   Total other expenses               $925        $653        $929        $789        $412
                                      ====        ====        ====        ====        ====


Income Taxes

         Income tax expense is based on amounts reported in the statements of income (after adjustments for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The deferred tax assets and liabilities represent the future Federal income tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

         The Company's deferred income tax benefits and liabilities are the result of temporary differences in loss carryforwards, provisions for loan losses, valuation reserves, depreciation, deferred income, and investment security discount accretion.


Nine month periods ended September 30, 1997 and 1996:

         Net deferred income tax assets of approximately $415,000, and $295,000 at September 30, 1997, and 1996, respectively, were also offset by a valuation allowance. Accordingly, no income tax expense or benefit was reported during the nine month periods ended September 30, 1997 or 1996. In the event the Company begins generating a net profit and management feels that the deferred tax asset is realizable, as defined by accounting standards, the valuation allowance will be reduced, and corresponding increases in net income will result.


Years ended December 31, 1996, 1995 and 1994:

         Net deferred income tax assets of $329,000, $262,000 and $151,000 at December 31, 1996, 1995, and 1994, respectively, are offset by a valuation allowance. Accordingly, no income tax expense or benefit was reported during 1996, 1995 or 1994.

Earning Assets

Nine month periods ended September 30, 1997 and 1996:

         During the first nine months of 1997, average earning assets increased to $29.5 million. This represents a 58.4% increase over the same time period a year earlier. During the nine month period ended September 30, 1997, average earning assets as a percentage of average total assets increased to 88.5%, compared to 86.1%, as of the nine months ended September 30, 1996. The trend of average loans increasing as a percentage of total average assets continued as loans increased to 49.1% of total average assets for the nine months ended September 30, 1997 from 41.6% during the prior period. Investment securities decreased to 37.4% of total average assets for the nine months ended September 30, 1997 as compared to 40.1% for the nine months ended September 30, 1996.

Years ended December 31, 1996, 1995 and 1994:

         Average earning assets increased $9.89 million, or 99.6%, during 1996 to $19.8 million. Total earning assets represented 86.3% of total average assets in 1996 compared to 85.9% in 1995. The mix of average earning assets changed during 1996 with a larger portion of the Bank's funds being invested in higher yielding loans. For 1996, average net loans represented 42.2% of total average assets while average investment securities represented 39.0% of total average assets. For 1995, average net loans represented 31.3% of average assets and average investment securities represented 46.3% of average assets. Average noninterest earning assets increased to $3.1 million from $1.6 million during 1996. This is due to an increase in the amount of cash on hand to meet liquidity needs and the opening of the permanent bank building.

         A summary of average assets is shown in the following table.

                    Average Asset Mix (dollars in thousands)

                                           Nine Months
                                             Ended                                    Years Ended December 31,
                                        September 30,        -------------------------------------------------------------------
                                             1997                    1996                     1995                   1994
                                    --------------------     -------------------     -------------------     -------------------

                                    Average                  Average                 Average                 Average
                                    Balance      Percent     Balance     Percent     Balance     Percent     Balance      Percent
Earnings assets:
   Loans, net                        $16,367      49.04%      $ 9,695      42.19%     $ 3,620     31.30%       $  317     10.45%
   Investment securities              12,466      37.35         8,957      38.98        5,350     46.26           863     28.44
   Federal funds sold                    699       2.09         1,179       5.13          967      8.36           689     22.71
   Interest-bearing bank balances                     -             -          -            -         -           528     17.40
                                    --------   ---------     ---------     ------      -------    -----         -----     -----
   Total earning assets               29,532      88.48        19,831      86.30        9,937     85.92         2,397     79.00

Nonearning assets:
   Cash and due from banks             1,932       5.79         1,465       6.38          660      5.71           217      7.15
   Premises and equipment              1,499       4.49         1,410       6.14          718      6.21           227      7.48
   Other assets                          411       1.24           272       1.18          249      2.16           193      6.37
                                     -------      -----    ----------      -----   ----------     -----     ---------     -----
   Total nonearning assets             3,842      11.52         3,147      13.70        1,627     14.08           637     21.00
                                   ---------     ------     ---------      -----    ---------    ------     ---------    ------
         Total assets                $33,374     100.00%      $22,978     100.00%     $11,564    100.00%       $3,034    100.00%
                                     =======     ======       =======     ======      =======    ======        ======    ======


Loans


         The Bank makes both consumer and commercial loans to borrowers in any neighborhood within its market area, including the low- and moderate-income areas. The Bank's market area is generally defined to be all or portions of the Pulaski, Giles, Wythe, Montgomery and Bland Counties of Virginia and the City of Radford, Virginia. The Bank emphasizes consumer based installment loans, commercial loans to small and medium sized businesses and real estate loans.

Nine month periods ended September 30, 1997 and 1996:

         While average net loans increased $7.4 million, or 81.6%, during the twelve month period ended September 30, 1997, the overall mix of loans by loan type did not change significantly.


Years ended December 31, 1996, 1995 and 1994:

         Net loans consist of total loans less unearned income and the allowance for loan losses. Average net loans totaled $9.7 million during 1996, an increase of $6.1 million or 167.9% over 1995. The increase in average net loans outstanding during the past year is due to the efforts of the Bank's management, increases in loan demand and to the Bank's growing reputation in the community.


         A significant portion of the loan portfolio at December 31, 1996, $5.0 million or 38.8%, is made up of loans secured by various types of real estate. Total loans secured by one to four family residential properties represented 36.2% of total loans at the end of 1996. During 1996, the Bank also experienced growth in loans for commercial and industrial purposes. These loans increased 106.2% during 1996 to a total of $4.3 million, or 33.6% of total loans outstanding, compared to a total of $2.1 million at the end of 1995.

     The amounts of loans outstanding by type at September 30, 1997, and December 31, 1996 and 1995 are shown in the following table.


                                         Loan Portfolio Summary (dollars in thousands)

                                                   September 30, 1997               December 31, 1996              December 31, 1995
                                                   ---------------------------      ---------------------          -----------------

                                                   Amount      Percent              Amount    Percent         Amount        Percent
                                                   ------      -------              ------    -------         ------        -------

Construction and development                      $   741        3.59%              $   235      1.82%      $    580          8.54%
Farmland                                                -           -                     -         -              -             -
1-4 family residential                              6,568       31.78                 4,676     36.21          1,980         29.17
Multifamily residential                                 -           -                     -         -              -             -
Nonfarm, nonresidential                               132         .63                   102       .79              -             -
                                                 --------        ----              --------      ----      ---------      --------
         Total real estate                          7,441       36.00                 5,013     38.82          2,560         37.71

Agricultural                                          103         .50                     8       .05              -             -
Commercial and industrial                           8,446       40.87                 4,344     33.64          2,107         31.04
Credit cards                                          165         .80                   135      1.05             93          1.37
Other consumer                                      3,746       18.13                 2,564     19.85          1,149         16.93
State and political subdivisions                      280        1.35                   343      2.66            422          6.22
Other                                                 486        2.35                   507      3.93            457          6.73
                                              -----------       -----             ---------     -----       --------         -----
                  Total                           $20,667      100.00%              $12,914    100.00%        $6,788        100.00%
                                                  =======      ======               =======    ======         ======        ======

         The maturity distribution of variable and fixed rate loans as of September 30, 1997 and December 31, 1996 are set forth in the following table.


                                       Maturity Schedule of Loans (dollars in thousands)

                                                                     December 31, 1996
                                            -----------------------------------------------------------------------
                                              Commercial,                                         Total
                                             Financial and      Real                          -------------------------
                                             Agriculture       Estate         Others          Amount            Percent
                                           -------------       ------         ------          ------            -------
Fixed rate loans:
   Three months or less                   $        150        $     -   $        286   $        436               3.38%
   Over three months to twelve months              148            260            425            833               6.45
   Over one year to five years                     935            191          1,600          2,726              21.11
   Over five years                                 316            448            511          1,275               9.87
                                          ------------    -----------   ------------   ------------      -------------
         Total fixed rate loans                  1,549            899          2,822          5,270              40.81
                                          ------------    -----------   ------------   ------------      -------------

Variable rate loans:
   Three months or less                          1,771            699            420          2,890              22.38
   Over three months to twelve months                -            139              -            139               1.07
   Over one year to five years                      45          1,151             19          1,215               9.41
   Over five years                                 987          2,125            288          3,400              26.33
                                          ------------    -----------   ------------   ------------      -------------
         Total variable rate loans               2,803          4,114            727          7,644              59.19
                                          ------------    -----------   ------------   ------------      -------------

Total loans:
   Three months or less                          1,921            699            706          3,326              25.76
   Over three months to twelve months              148            399            425            972               7.52
   Over one to five years                          980          1,342          1,619          3,941              30.52
   Over five years                               1,303          2,573            799          4,675              36.20
                                          ------------    -----------   ------------   ------------      -------------
         Total loans                      $      4,352    $     5,013   $      3,549   $     12,914             100.00%
                                          ============    ===========   ============   ============      =============

                                                                    September 30, 1997
                                            --------------------------------------------------------------------------

                                             Commercial,                                               Total
                                           Financial and       Real                          -------------------------
                                             Agriculture       Estate         Others          Amount      Percent
                                           -------------       ------         ------          ------      -------
Fixed rate loans:
   Three months or less                   $        261    $       198   $        352   $        811          3.92%
   Over three months to twelve months              390            350            429          1,169          5.66
   Over one year to five years                     900            307          2,012          3,219         15.58
   Over five years                                 423            387          1,052          1,862          9.01
                                          ------------    -----------   ------------   ------------  ------------
         Total fixed rate loans                  1,974          1,242          3,845          7,061         34.17
                                          ============    ===========   ============   ============  ============

Variable rate loans:
   Three months or less                          2,135            841            251          3,227         15.61
   Over three months to twelve months               41            242              -            283          1.37
   Over one year to five years                     469          1,684            105          2,258         10.93
   Over five years                               3,930          3,432            476          7,838         37.92
                                          ------------    -----------   ------------   ------------  ------------
         Total variable rate loans               6,575          6,199            832         13,606         65.83
                                          ============    ===========   ============   ============  ============

Total loans:
   Three months or less                          2,396          1,039            603          4,038         19.53
   Over three months to twelve months              431            592            429          1,452          7.03
   Over one to five years                        1,369          1,991          2,117          5,477         26.51
   Over five years                               4,353          3,819          1,528          9,700         46.93
                                          ------------    -----------   ------------   ------------  ------------
         Total loans                      $      8,549    $     7,441   $      4,677   $     20,667        100.00%
                                          ============    ===========   ============   ============  ============


Investment Securities

         The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases, to fund loans, to meet the Bank's interest rate sensitivity goals, and to generate income.


         Securities are classified as securities held to maturity when management has the intent and the Company has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as securities available for sale. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in shareholders' equity. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs and other similar factors. The Company's entire securities portfolio is classified as available for sale.


         Management of the investment portfolio has always been conservative with virtually all investments taking the form of purchases of U.S. Treasury, U.S. Government agency and State and local bond issues. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, management may sell certain securities prior to their maturity.


         The following table presents the investment portfolio at December 31, 1996 and September 30, 1997, by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity.



                                         Investment Securities (dollars in thousands)

                                                          December 31, 1996
                               --------------------------------------------------------------------------------------
                                           Amortized Cost Due
                               ------------------------------------------------
                                             After One   After Five    After
                               In One Yr.      Through      Through     Ten           Equity                      Fair
                                or Less      Five Yrs.    Ten Years    Years      Securities        Total        Value
                                -------      ---------    ---------    -----      ----------        -----        -----
U.S. Treasury                    $1,302       $2,691     $      -     $    -       $     -     $  3,993     $  4,013
U.S. Government agencies and
    Mortgage-Backed                 748        2,673        3,621          -             -        7,042        6,962
Securities
State and political
    subdivisions                      -          197            -          -             -          197          201
Equity securities                     -            -            -          -           137          137          137
                               ----------   ----------   ----------  ---------   -----------    ---------    ---------
         Total                   $2,050       $5,561       $3,621   $      -    $      137      $11,369      $11,313
                                 ======       ======       ======   ========    ==========      =======      =======

Weighted average yields:

U.S. Treasury                       5.63%        6.27%            -%         -%                     5.97%
U.S. Government  agencies
    and Mortgage-Backed
    Securities                      5.33         6.30         6.38           -                      6.25
State and political                    -         6.54            -                                  6.54
    subdivisions                 -------         ----  -----------        ----                      ----

         Total                      5.35%        6.29%        6.38%          -%                     6.15%
                                    ====         ====         ====    ========                      ====




                                                          September 30, 1997
                               ---------------------------------------------------------------------------------------
                                        Amortized Cost Due
                               ---------------------------------------------
                                             After One   After Five    After
                               In One Yr.      Through      Through     Ten           Equity                      Fair
                                or Less      Five Yrs.    Ten Years    Years      Securities        Total        Value
                                -------      ---------    ---------    -----      ----------        -----        -----
U.S. Treasury                      $1,899     $    995   $        -   $    -         $     -     $  2,894     $  2,907
U.S. Government agencies and
    Mortgage-Backed
    Securities                      4,014        3,038        2,639        -               -        9,691        9,656
State and political
    subdivisions                        -          198            -        -               -          198          201
Equity securities                       -            -            -        -             148          148          148
                               ----------   ----------   ----------  ---------   -----------   ----------    ---------
         Total                     $5,913       $4,231       $2,639   $    -    $        148      $12,931      $12,912
                                   ======       ======       ======   ========    ==========      =======      =======

Weighted average yields:

U.S. Treasury                       5.88%        6.38%            -%         -%                      6.05%
U.S. Government agencies
    and Mortgage-Backed
    Securities                      5.34         6.29          6.35          -                       5.91

State and political
    subdivisions                       -         6.45             -          -                       6.45
                                    ----         ----          -----      ----                       ----
         Total                      5.51%        6.32%         6.35%         -%                      5.95%
                                    ====         ====          ====    =======                       ====


Nine month periods ended September 30, 1997 and 1996:

         The average yield on the investment portfolio was 6.13% and 6.52% during the nine month periods ended September 30, 1997 and 1996, respectively. This decrease in the average yield reflects the increase in the amount of shorter term investments purchased in an effort to manage liquidity and interest rate risk associated with large denomination certificates of deposit. At September 30, 1997, the market value of the investment portfolio was $12.9 million which was approximately $19,000 below amortized cost.


Years ended December 31, 1996, 1995 and 1994:

         The interest rate environment in 1996 caused the average yield on the investment portfolio to decrease to 6.54% from 7.07% in 1995. At December 31, 1996, the market value of the investment portfolio was $11.3 million, representing depreciation of $56,000 below amortized cost. This compared to a market value of $5.5 million and an appreciation of $59,000 above amortized cost a year earlier.

Federal Funds Sold

         Federal funds represent the most liquid portion of the Bank's invested funds and generally the lowest yielding portion of earning assets. Management has made an effort to maintain federal funds at the lowest level possible consistent with prudent interest rate risk management strategies and liquidity needs.


Nine month periods ended September 30, 1997 and 1996:

         Federal funds sold were $34,000 at September 30, 1997. They averaged $699,000 during the nine month period ended September 30, 1997, a decrease of $241,000 or 25.6% from the nine month period ended September 30, 1996. During the first nine months of 1997 average federal funds were 2.4% of average earnings assets.


Years ended December 31, 1996, 1995 and 1994:


         Average federal funds sold totaled $1.2 million in 1996 which represented a 21.9% increase from $967,000 in 1995. During 1996, average federal funds sold represented 5.9% of average earning assets, down from the 9.7% during 1995.


Deposits

         The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less time deposits in denominations of $100,000 or more) are the primary funding source.


         The Bank's balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Market conditions have resulted in depositors shopping for better deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank's management must monitor continuously market pricing, competitor's rates, and internal interest rate spreads to maintain the Bank's growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth while at the same time increasing the overall profitability of the Bank.

Nine month periods ended September 30, 1997 and 1996:

         Average total deposits were $29.7 million for the nine months ended September 30, 1997. This is an increase of $11.5 million or 63.2% from the nine months ended September 30, 1996. Average core deposits were $24.1 million for the nine months ended September 30, 1997.

         The trend of increasing interest-bearing deposits as a percentage of total deposits continued. Average interest-bearing deposits were 90.9% and 89.6% of total average deposits for the nine month periods ended September 30, 1997 and 1996, respectively.

         Large municipal deposits were $10.4 million and $7.5 million at September 30, 1997 and September 30, 1996, respectively. The large increase is due primarily to a $3.0 million certificate of deposit issued to a local government during June, 1997. This large certificate of deposit accounts for the difference between the average large denomination certificates of deposit for the nine month periods ended September 30, 1997 and September 30, 1996, which were $5.6 million and $3.0 million, respectively.


Years ended December 31, 1996, 1995 and 1994:


         Average total deposits for the year ended December 31, 1996 amounted to $19.8 million which was an increase of $11.8 million, or 146.7%, over 1995. Average core deposits totaled $16.7 million in 1996, an increase of $10.3 million, or 159.8%, over 1995. The percentage of the Bank's average deposits that are interest-bearing increased to 92.5% in 1996 from 85.6% in 1995. Average demand deposits which earn no interest increased $334,000 to $1.5 million in 1996 as compared to 1995.

         The average certificates of deposit issued in denominations of $100,000 or more increased by $1.5 million, or 93.8%, in 1996. Even though certificates of deposit issued in denominations of $100,000 or more have increased, average large denomination certificates of deposit as a percentage of total average deposits have decreased slightly for the past two years. Average certificates of deposit issued in denominations of $100,000 or more as a percentage of total average deposits were 15.6%, 19.8%, and 26.3% for the years ended December 31, 1996, 1995, and 1994, respectively. Large municipal deposits from local governments were $9.0 million and $2.1 million at December 31, 1996 and 1995, respectively. There were no municipal deposits during 1994. Management believes that the Bank is paying market rates for these municipal deposits. Management's strategy has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Large denomination certificates of deposit and large municipal deposits are particularly sensitive to changes in interest rates. Management considers these deposits to be volatile and, in order to minimize liquidity and interest rate risks, invests these funds in short-term investments.

         Average deposits for the nine months ended September 30, 1997 and the three years ended December 31, 1996, 1995 and 1994 are summarized in the table below.




                                              Deposit Mix (dollars in thousands)

                                      Nine Months Ended                                         Years Ended December 31,
                                      September 30, 1997              1996                1995                     1994
                                      ------------------          -----------           -----------            ------------

                                      Average                Average                 Average                Average
                                      Balance     Percent    Balance     Percent     Balance    Percent     Balance     Percent
                                      -------     -------    -------     -------     -------    -------     -------     -------
Interest-bearing deposits:
  NOW accounts                         $  8,121    27.31%      $ 5,304     26.79%    $    917    11.43%       $    72      6.16%
  Money market                            1,661     5.59           982      4.96          687     8.56            111      9.50
  Savings                                 1,736     5.84         1,294      6.54          253     3.15             35      2.99
  Small denomination certificates         9,905    33.31         7,642     38.60        3,417    42.59             41      3.51
  Large denomination certificates         5,604    18.85         3,083     15.57        1,591    19.83            308     26.35
                                      ---------    -----     ---------     -----      -------    -----      ---------     -----
      Total interest bearing
        deposits                         27,027    90.90        18,305     92.46        6,865    85.56            567     48.51

Noninterest bearing deposits:
  Demand deposits                         2,707     9.10         1,492      7.54        1,158    14.44            602     51.49
                                      ---------  --------    ---------  --------      -------   ------       --------   -------
      Total deposits                    $29,734   100.00%      $19,797    100.00%      $8,023   100.00%        $1,169    100.00%
                                        =======    ======      =======    ======       ======   ======         ======    ======










       The following table provides maturity information relating to time deposits of $100,000 or more at September 30, 1997 and December 31, 1996.


                                     Large Time Deposit Maturities, (dollars in thousands)


                                                                                 September 30,       December 31,
                                                                                     1997                 1996
                                                                                ---------------      ------------

Remaining maturity of three months or less                                      $        3,014    $       1,392
Remaining maturity over three through twelve months                                      3,152            1,155
Remaining maturity over twelve months                                                      806              532
                                                                                ---------------    ----------------
     Total time deposits of $100,000 or more                                    $        6,972    $       3,079
                                                                                ===============    ================


Short-Term Debt


         The Bank had no short-term debt at December 31, 1996, 1995, or 1994. The Bank borrowed using Federal funds purchased for the first time during the first nine months of 1997, in order to provide liquidity and reduce interest rate risk. The average balance of Federal funds purchased was $331,000 for the nine month period ended September 30, 1997. The related interest expense on these borrowings was $14,000, for a cost of funds of 5.64%.


Capital Adequacy

         Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier I) capital (common stockholders' equity and qualifying preferred stockholders' equity, less intangible assets) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets and qualifying subordinated debt) to risk-weighted assets of 8.0%. See "Supervision and Regulation."

         In addition, a minimum leverage ratio of average Tier I capital to average total assets for the previous quarter, ranging from 3% to 5%, is required by federal bank regulators subject to the regulator's evaluation of the Bank's overall safety and soundness. As of December 31, 1996, the Bank had a ratio of year-end Tier I capital to average total assets for the fourth quarter of 1996 of 11.62%.

         The Bank exceeds all required regulatory capital ratios.


Nine month periods ended September 30, 1997 and 1996:

         Shareholders' equity was unchanged at $3.2 million for September 30, 1997 and September 30, 1996. Net losses were offset by increases in the market value of investment securities available for sale of approximately $179,000. Average shareholder's equity as a percentage of average total assets during the nine month periods ended September 30, 1997 and 1996 was 9.57% and 15.62%, respectively. This change was due primarily to an increase in total average assets of $11.7 million, or 54.1%, between the two nine month periods ended September 30, 1996 and September 30, 1997. The other contributing factor in the change in the ratio of average equity to average assets is a $189,000 decrease in average equity between the two nine month periods, due to net losses. For the quarter ended September 30, 1997, the Bank's Tier I capital to average total assets was 9.1%. The Bank's Tier I and total capital to risk-weighted assets were 13.54% and 14.65%, respectively.

Years ended December 31, 1996, 1995 and 1994:


         Shareholders' equity was $3.3 million at December 31, 1996, an 8.3% decrease from the 1995 year-end total of $3.6 million. The decrease was primarily a result of the net loss in 1996 and a decrease in the market value of securities that are classified as available for sale. Average shareholders' equity as a percentage of average total assets was 13.71% in 1996 and 30.39% in 1995.


         At December 31, 1996 the Bank had a ratio of Tier I capital to risk-weighted assets of 21.97% and a ratio of total regulatory capital to risk-weighted assets of 23.06%, well above the regulatory minimum of 4.0% and 8.0%, respectively.


         The Bank's analysis of capital for the quarters ended September 30, 1997 and December 31, 1996 is presented in the following table.



                                          Risk-Based Capital, (dollars in thousands)

                                                                           Quarters Ended
                                                                 -----------------------------------
                                                                   September 30,      December 31,
                                                                        1997               1996
                                                                 -----------------  ----------------
Tier I capital                                                   $         3,021    $     3,139
Qualifying allowance for loan losses(1)                                      248            155
                                                                 ---------------    -----------
         Total regulatory capital                                $         3,269    $     3,294
                                                                 ===============    ===========

         Total risk-weighted assets                              $        22,308    $    14,286
                                                                 ===============    ===========

Tier I as a percent of risk-weighted assets                               13.54%         21.97%
Total Tier II capital as a percent of risk-weighted assets                14.65%         23.06%
Leverage ratio(2)                                                          7.86%         11.62%

(1) Limited to 1.25% of risk-weighted assets.
(2) Period end Tier I capital to adjusted average assets per quarter.


Common Stock Outstanding


         At December 31, 1996 the Company had 437,225 shares of common stock outstanding. Shareholders of record as of May 1, 1997 received a 25% stock dividend. At September 30, 1997 and December 3, 1997 the Company had 546,399 shares of common stock outstanding. These shares are held by approximately 587 shareholders of record.


Nonperforming and Problem Assets

         Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.


         The allowance for loan losses is maintained at a level adequate to absorb probable losses. Some of the factors which management considers in determining the appropriate level of the allowance for loan losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, regulatory policies, and in particular, how such conditions relate to the market areas that the Bank serves. Bank regulators also periodically review the Bank's loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.


         The accrual of interest on loans is discontinued on a loan when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.


Provision for Loan Losses

         The provision for loan losses is charged to income in an amount necessary to maintain an allowance for loan losses adequate to provide for expected losses in the Bank's loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance for loan losses.

Nine month periods ended September 30, 1997 and 1996:

         The provision for loan losses was increased to $126,000 from $80,000 during the nine month periods ended September 30, 1997 and 1996, respectively. The Bank's allowance for loan losses as a percentage of gross loans at September 30, 1997 and 1996, was 1.2%. Management believes the allowance for loan losses is adequate as of September 30, 1997.

Years ended December 31, 1996, 1995 and 1994:

         Management increased the provision for loan losses from $68,000 in 1995 to $104,000 in 1996. The provision for loan losses was $30,000 in 1994. The increases in the loan loss provision were made because of the significant growth of the loan portfolio during these periods. The Bank's allowance for loan losses as a percentage of gross loans was 1.2% at the end of 1996 and 1995, and 2.4% at December 31, 1994.

         Additional information regarding loan loss provisions is discussed in "Nonperforming and Problem Assets."


         The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in the following table.



                Allowance for Loan Losses (dollars in thousands)

                                                                                        December 31,
                                                           September 30,  -----------------------------------------
                                                               1997            1996          1995          1994
                                                           ------------   -----------    ----------    ------------
Allowance for loan losses, beginning                       $        155   $        81   $        30   $          -
Provision for loan losses, added                                    126           104            68              30
                                                           ------------   -----------    ----------    ------------
                                                                    281           185            98              30


Loans charged off                                                   (44)          (43)          (18)              -
Recoveries of loans previously charged off                           11            13             1               -
                                                           ------------   -----------    ----------    ------------
         Net charge-offs                                            (33)          (30)          (17)              -
                                                           ------------   -----------    ----------    ------------
         Allowance for loan losses, ending                 $        248   $       155   $        81   $          30
                                                           ============   ============   ===========   ============


         The loan portfolio also included loans to various borrowers (watch loans) at period-end for which management had concerns about the ability of the borrowers to continue to comply with present loan repayment terms, and which could result in some or all of these loans being uncollectible. Management monitors these loans carefully and has provided for these loans in the allowance for loan losses.


         Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however, consider the allowance for loan losses to be adequate at December 31, 1996 and September 30, 1997. The allocation of the allowance for loan losses is shown in the following table.




       Allocation of the Allowance for Loan Losses (dollars in thousands)

                               September 30, 1997           1996                      1995                    1994
                              --------------------    ------------------    ----------------------     ---------------------
Balance at end of period
applicable to:                Amount    Percent(1)     Amount   Percent(1)   Amount    Percent(1)       Amount    Percent(1)
----------------------        ------    ----------     ------   ----------   ------    ----------       ------    ----------
Commercial, financial
   and agricultural              $ 139     41.37%         $ 85    33.73%          $26     24.71%          $ 6     36.44%
Real estate, construction            -      3.59             -        -             -         -             -         -
Real estate, mortgage               37     32.41            23    38.13            16     44.41             8     24.18
Installment loans to
   individuals, other               72     22.63            47    28.14            39     30.88            16     39.38
                                ------    ------        ------   ------          ----  --------          ----  --------
         Total                    $248    100.00%         $155   100.00%          $81    100.00%          $30    100.00%
                                  ====    ======          ====   ======           ===  ========           ===    ======


(1) Percent of loans in each category to total loans.


         Nonperforming Assets at September 30, 1997 and December 31, 1996 and 1995 are set forth in the table below.


                  Nonperforming Assets (dollars in thousands)

                                                  September 30,                 December 31,
                                                       1997                  1996         1995
                                               --------------------      ----------     ---------
Nonaccrual loans                                     $     -                 $  17        $    -
Restructured loans                                         -                     -             -
Foreclosed and in-substance
  foreclosed properties                                   58                     -             8
                                                      ------                 ------       -------
         Total                                        $   58                 $  17        $    8
                                                      ======                 ======       =======



Nine month periods ended September 30, 1997 and 1996:

         At September 30, 1997 nonperforming assets were .28% of gross loans outstanding and there were no loans past due 90 or more days. During the first nine months of 1997 and 1996 net loan charge-offs as a percentage of average loans were .20% and .23%, respectively. At September 30, 1997 the allowance for loan losses was $248,000, or 1.2% of gross outstanding loans.


Years ended December 31, 1996, 1995 and 1994:


         Nonperforming assets at year-end 1996 and 1995 were .1% of gross loans outstanding. In addition to the nonperforming assets, loans which were past due 90 days or more amounted to $52,000 at December 31, 1996 and $18,000 at December 31, 1995. Net loan charge-offs as a percentage of average loans were .31%, and
 .47% in 1996 and 1995, respectively. There were no charge-offs during 1994. The allowance for loan losses was $155,000 and $81,000 at December 31, 1996 and 1995, respectively, or 1.2% of total gross loans outstanding for both years.

Liquidity and Sensitivity

         The principal goals of the Bank's asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors' withdrawals or borrowers' loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest against liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

         Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal funds lines from correspondent banks, borrowings from the Federal Reserve Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

         Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. The table below shows the sensitivity of the Bank's balance sheet at the dates indicated, but is not necessarily indicative of the position on other dates.



                Interest Rate Sensitivity (dollars in thousands)

                                                                           December 31, 1996
                                                                        Maturities/Repricing
                                                  ------------------------------------------------------------------
                                                       1-3          4-12        13-60       Over 60
                                                     Months        Months       Months       Months        Total
                                                  -----------    ----------    ---------   ---------     ---------
Earning assets:
   Loans                                           $     3,636  $     1,980  $     7,018  $       280   $    12,914
   Investments                                             999        1,051        5,561        3,758        11,369
   Federal funds sold                                      402            -            -            -           402
                                                   -----------  -----------  -----------  -----------   -----------
     Total                                               5,037        3,031       12,579        4,038        24,685
                                                   -----------  -----------  -----------  -----------   -----------

Interest-bearing liabilities:
   NOW accounts                                          8,266            -            -            -         8,266
   Money market                                          1,376            -            -            -         1,376
   Savings                                                 963            -            -            -           963
   Certificates of deposit                               2,859        4,453        3,494            -        10,806
                                                   -----------  -----------  -----------  -----------   -----------
     Total                                              13,464        4,453        3,494            -        21,411
                                                   -----------  -----------  -----------  -----------   -----------
Interest rate gap                                  $    (8,427) $    (1,422) $     9,085  $     4,038   $     3,274
                                                   ===========  ===========  ===========  ===========   ===========

Cumulative interest sensitivity gap                $    (8,427) $    (9,849) $      (764) $     3,274             -
Ratio of sensitivity gap to total
   earning assets                                        (34.14%)     (5.76%)      36.80%       16.36%        13.26%
Cumulative ratio of sensitivity gap
   to total earning assets                               (34.14%)     (39.90%)     (3.10%)      13.26%            -



                                                                          September 30, 1997
                                                                         Maturities/Repricing
                                                     --------------------------------------------------------------
                                                       1-3          4-12         13-60       Over 60
                                                     Months        Months       Months       Months        Total
                                                     -------       -------      -------      --------      ------
Earning assets:
   Loans                                           $     5,731  $     2,251  $    11,733  $       952   $    20,667
   Investments                                           4,470        1,443        4,212        2,787        12,912
   Federal funds sold                                       34            -            -            -            34
                                                   -----------  -----------  -----------  -----------   -----------
     Total                                              10,235        3,694       15,945        3,739        33,613
                                                   -----------  -----------  -----------  -----------   -----------

Interest-bearing liabilities:
   NOW accounts                                          7,668            -            -            -         7,668
   Money market                                          1,960            -            -            -         1,960
   Savings                                               2,452            -            -            -         2,452
   Certificates of deposit                               4,339       10,007        5,213            -        19,559
                                                   -----------  -----------  -----------  -----------   -----------
     Total                                              16,419       10,007        5,213            -        31,639
                                                   -----------  -----------  -----------  -----------   -----------
Interest rate gap                                  $    (6,184) $    (6,313) $    10,732  $     3,739   $     1,974
                                                   ===========  ===========  ===========  ===========   ===========

Cumulative interest sensitivity gap                $    (6,184) $   (12,497) $    (1,765) $     1,974             -
Ratio of sensitivity gap to total
   earning assets                                       (18.40%)     (18.78%)      31.93%       11.12%         5.87%
Cumulative ratio of sensitivity gap
   to total earning assets                              (18.40%)     (37.18%)      (5.25%)       5.87%           -


         The liquidity ratio remained steady during the first nine months of 1997 and the September 30, 1997 ratio was 40.1%. This ratio is considered to be adequate by management.

         There have been no significant changes in the Bank's interest rate risk position in the first nine months of 1997. At September 30, 1997, the Bank was cumulatively asset-sensitive (earning assets subject to interest rate changes exceeded interest-bearing liabilities subject to changes in interest rates). NOW and money market account repricings within three months were $9.6 million, which historically have not been as interest-sensitive as other types of interest-bearing deposits. Removing the impact of NOW and money market accounts, the Bank is asset sensitive in the three month or less time, period with the four to twelve months time period being liability-sensitive, the thirteen to sixty months time period being asset-sensitive and the over sixty months time period being asset-sensitive.


         Certificates of deposit in denominations of $100,000 or more and large municipal deposits are especially susceptible to interest rate changes. These deposits are matched with short-term investments. Matching sensitive positions alone does not ensure that the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Effects of Inflation

         Interest rates are affected by inflation, but the timing and magnitude of the changes may not coincide with changes in the consumer price index. Management actively monitors the Bank's interest rate sensitivity in order to minimize the effects of inflationary trends on the Bank's operations. Other areas of non-interest expenses may be more directly affected by inflation.

Financial Ratios

         The following table summarizes ratios considered to be significant indicators of the Bank's operating results and financial condition for the periods indicated.




                                                       Key Financial Ratios

                                                        Nine Months Ended
                                                           September 30,             Years Ended December 31,
                                                        -------------------        -----------------------------
                                                         1997         1996          1996       1995       1994
                                                        --------    -------        ------     -------   --------
Return on average assets(1)                              (.68%)       (.73%)       (.81%)      (2.87%)  (10.77%)
Return on  average equity(1)                            (7.08%)      (4.66%)      (5.89%)      (9.44%)  (17.52%)
Average equity to average assets                         9.57%       15.62%       13.71%       30.39%     61.47%

------------------------
(1) Calculated on an annualized basis.

                            MANAGEMENT AND DIRECTORS

Security Ownership of Certain Beneficial Owners and Management


         The Board of Directors of the Company and the Bank are listed in the table below. The principal occupation for each individual, as well as their respective class and term of office, is also set forth below. None of the individuals are related. The table sets forth the beneficial ownership of the Common Stock by the directors, executive officers and holders of five percent or more of the outstanding shares of the Common Stock and all directors and executive officers of the Company as a group as of October 31, 1997. No director of the Company acts as director of another company with a class of securities registered under Section 12 or 15 of the Securities Exchange Act of 1934.



                                                             Principal Occupation                    Shares Beneficially
Name, Age & Address               Director                        During the                                Owned
of Beneficial Owner                Since                       Past Five Years                       (% Outstanding)(1)
--------------------              --------                   --------------------                    -------------------
                                                              DIRECTORS TO SERVE UNTIL 2000

Jack W. Bowling, 51                 1993      President, H. T. Bowling, Inc.                               59,588
Dublin, Virginia                                                                                            (10.4%)(2)

Jackson M. Bruce, 55                1993      Partner, law firm of Gilmer, Sadler, Ingram,                 53,688
Pulaski, Virginia                             Sutherland & Hutton                                            (9.4%)

Nathaniel R. Tuck, D.C., 45         1993      President and Owner, Tuck Clinic of Chiropractic,            32,450
Dublin, Virginia                              P.C.                                                           (6.0%)


                                                                DIRECTORS TO SERVE UNTIL 1999

Wayne L. Carpenter, 51              1993      Chairman of the Bank 1997, President and CEO of              40,338
Pulaski, Virginia                             the Bank 1994 - present, President and CEO of the              (7.1%)
                                              Company 1993-1997, Vice President and
                                              Relationship Manager, NationsBank

Hiawatha Nicely, Jr., 48            1993      President and CEO of the Company, COO of the Bank            53,813
Pulaski, Virginia                             1997 - present, Chairman of the Company 1993 -                 (9.4%)
                     present, Chairman of the Bank 1994-1997

A. Carole Pratt, D.D.S., 46         1993      Secretary of the Company; General Dentistry                  28,713
Pulaski, Virginia                                                                                            (5.1%)(3)

David W. Ratcliff, Jr., 53          1993      Director of Finance and Administration                       26,518
Hiwassee, Virginia                            Alliant Techsystems, Inc.                                      (4.7%)(4)




                                     `
                                                             Principal Occupation                    Shares Beneficially
Name, Age & Address               Director                        During the                                Owned
of Beneficial Owner                Since                       Past Five Years                       (% Outstanding)(1)
-------------------             ------------                 ---------------------                   --------------------

                          DIRECTORS TO SERVE UNTIL 1998

Sybil S. Atkinson, 51               1993      Medicaid of America,  Inc.;  Parish  Administrator           29,016
Pulaski, Virginia                             of Christ Episcopal Church                                     (5.2%)(5)

Randolph V. Chrisley, 50            1993      Vice   President  of  Sales,   Pulaski   Furniture           53,656
Draper, Virginia                              Corporation                                                    (9.4%)

James L. Webb, Jr., 46              1993      Vice  President  in  Charge  of  Marketing  of Old           26,286
Pulaski, Virginia                             Dominion Insurance Services, Inc.                              (4.7%)

J. David Wine, 49                   1993      Founder  of New River  Oxygen  Therapy,  Inc.  and           54,906
Pulaski, Virginia                             Advance Health-Care  Services,  Inc.; cofounder of             (9.6%)(6)
                                              Bay State Medical,  Inc., Home Pharmacy,  Inc. and
                                              Home Care Solutions, Inc.

All Directors and                                                                                          458,972
Executive Officers                                                                                           (59.9%)
as a Group (11 Persons)

(1) Percentage is determined on the basis of 546,399 shares of Common Stock issued and outstanding, plus in each case shares subject to currently exercisable options deemed to be outstanding pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. The option ownership of the directors as reflected in this column is as follows: Mr. Bowling - 26,188; Mr. Bruce - 26,188; Mr. Tuck - 13,688; Mr. Carpenter - 19,938; Mr. Nicely - 26,188; Dr. Pratt - 13,688; Mr. Ratcliff - 13,688; Ms. Atkinson - 13,688;
     Mr. Chrisley - 26,156; Mr. Webb - 13,688; and Mr. Wine - 26,156. Some directors have indicated that they may participate in the offering, but director participation is not expected to be a material part of the total sales. It is impossible to predict the effect of the offering on the ownership percentage of individual directors or the Board as a group.

(2)  Includes 33,400 shares held by an investment company affiliate of Mr.
     Bowling.

(3)  Includes 380 shares held by Ms. Pratt's minor children.

(4)  Includes 374 shares held jointly with Mr. Ratcliff's children.

(5)  Includes 1,263 shares owned by Ms. Atkinson's minor children.

(6) Includes 3,143 shares owned by an individual retirement account for the benefit of Mr. Wine's wife.


Executive Management


         Wayne L. Carpenter. Mr. Carpenter is the Chairman, President and Chief Executive Officer of the Bank. He is a veteran banker with more than twenty years of banking experience in Pulaski. He joined Virginia National Bank, which subsequently became NationsBank, in 1973 as a management trainee in Pulaski, Virginia, after graduating from Bridgewater College. He worked for NationsBank for twenty years, holding diverse positions, culminating as Vice President and Relationship Manager with responsibility for the administration and development of a $43.9 million commercial loan portfolio consisting of large corporate customers for a seven-county area including Pulaski County. He has served in various capacities on the Pulaski County Chamber of Commerce, including the Board of Directors and President. He is also President and a Board Member of the New River Valley Development Corporation and on the Advisory Board for the New River Valley Small Business Development Center, the Loan Committee for the Western Virginia Revolving Loan Fund, the Pulaski Rotary Club and the New River Valley Economic Development Alliance.

         The Company and the Bank have relied since their formation almost exclusively on Mr. Carpenter for senior leadership in the day-to-day functions of the Company and Bank. Due to the Bank's rapid growth, the Board concluded in July, 1997 that additional management was needed to support Mr. Carpenter's efforts.

         Hiawatha Nicely, Jr. In August, 1997, the Board of Directors voted to appoint Mr. Nicely, who already served as Chairman of the Board of the Company, as Chief Executive Officer and President of the Company. In addition, the Board of Directors of the Bank voted to appoint Mr. Nicely as Chief Operating Officer of the Bank. This action was taken primarily to provide the management of the Bank with support in operations and financial controls and to allow Mr. Carpenter to concentrate on the management, performance, and growth of the Bank.

     Mr. Nicely has served with different companies as a chief operating officer, an executive vice president, and a business consultant.

     Mr. Nicely was General Manager for Hercules Inc.'s local iron oxide facilities, Executive Vice President and Chief Operating Officer for Magnox Inc. and Magnox Pulaski Inc., Vice President for West Main Manufacturing, Director of Economic and Business Development for Columbia HealthCare of Southwest Virginia, and President and Chief Executive Officer of New Century Consultants Inc. Mr. Nicely has been Chairman of the Company since its formation in 1993, and he was Chairman of the Bank from its formation in 1994 until Mr. Carpenter was appointed to that position in August 1997. Mr. Nicely has attended several banking schools and seminars sponsored by the Virginia Bankers Association, the Virginia Association of Community Banks, and the Independent Bankers Association of America. Although Mr. Nicely has no prior direct experience as a full-time bank employee, he has extensive education and experience in finance and business. Mr. Nicely attended Dabney S. Lancaster Community College and Virginia Tech. Mr. Nicely does not have an employment agreement at this time.

         In addition to Mr. Nicely's professional history, he has remained extremely active in the community. A partial list of his activities includes his prior service as President of the Pulaski Rotary Club, the Pulaski County Chamber of Commerce, and the New River Valley Economic Development Alliance; Secretary/Treasurer of the Pulaski Redevelopment-Main Street Program; Chairman of the Pulaski Development Commission; and President of New River Community College Scholarship Foundation.


Executive Compensation

         The following table shows the compensation paid by the Company or the Bank to the Company's Chief Executive Officer for the last three fiscal years. No officer of the Company or the Bank received compensation in excess of $100,000 during any of the last three fiscal years.

                                    Summary Compensation Table
                                                                                   Other Annual
      Name and Principal Position                         Year       Salary       Compensation(1)
      Wayne L. Carpenter                                  1996       $ 60,000       $ 2,915
      President and Chief Executive Officer (2)           1995         58,900         2,599
                                                          1994         47,364         3,284

(1) Includes payments by the Company of health insurance premiums for Mr. Carpenter and 401(k) contributions.

(2) Mr. Carpenter was President and Chief Executive Officer of the Company and the Bank at December 31, 1996. In August 1997, Hiawatha Nicely, Jr. was appointed as President and Chief Executive Officer of the Company, and Mr. Carpenter remained President and Chief Executive Officer of the Bank. See "- Executive Management" above.

         The executive officers of the Company are elected by the Board of Directors and serve at the pleasure of the Board. There are no family relationships among any of the directors or executive officers.

                       Option Grants in Fiscal Year 1996

                                                      Percent of Total
                                                           Options
                                                         Granted to
                                 Options                  Employees               Exercise or     Expiration
Name                             Granted              in Fiscal Year(1)           Base Price        Date
Wayne L. Carpenter                 594                      100%                     $8.00     April 12, 2005


(1) Adjusted for the Company's five-for-four Common Stock split on May 30, 1997. Options for a total of 5,225 shares of Common Stock were granted under the Stock Option Plan in 1996. Each director of the Company received options under the plan.


         No stock options were exercised by the Chief Executive Officer of the Company during 1996. The following table sets forth certain information regarding options held by Mr. Carpenter as of December 31, 1996.


                    Aggregate Fiscal Year-End Option Values

                                                    Number of Securities Underlying                  Value of Unexercised
                                                         Unexercised Options at                     In-the-Money Options at
                                                       December 31, 1996 (#) (1)                      December  31,  1996($) (2)
                                                    --------------------------------              ---------------------------

Name                                                Exercisable      Unexercisable               Exercisable      Unexercisable

Wayne L. Carpenter                                    19,344              --                       $19,344              --

(1) The exercise price of these options is $8.00 per share.

(2) Assumes a current market value of $9.00 per share.

Director Compensation

         Neither the Company nor the Bank has ever paid directors' fees, and neither intends to pay directors' fees in the immediate future. Directors of the Company participate in the Company's Stock Option Plan. See "Stock Option Plan."

Employment Agreements

         Mr. Carpenter has an Employment Agreement with the Bank pursuant to which he is employed as President and Chief Executive Officer. The Employment Agreement provides for the initial term to expire August 28, 1999. The Employment Agreement provides for a base salary of $60,000 and for bonuses to be paid to Mr. Carpenter based upon the achievement by the Bank of specified levels of pre-tax income. Beginning with the fourth fiscal year of the Bank's operations, Mr. Carpenter will receive a cash bonus equal to 5% of the Bank's pre-tax income, up to a maximum of 50% of his annual base salary. The Employment Agreement also provides Mr. Carpenter with employee benefits to the extent provided to other employees, reimbursement of Bank related expenses, including dues for a business or civic club, payment for a life insurance policy in the amount of three times Mr. Carpenter's base salary with his estate named as beneficiary, and a 401(k) savings plan with matching contributions up to 3% of his base salary.

         The Bank may terminate Mr. Carpenter's employment without cause, but in such an event or if Mr. Carpenter's employment is terminated due to a sale, merger or dissolution of the Company and/or the Bank, the Bank will be obligated to continue his salary and benefits for six months, but not pay any bonus. Subject to the foregoing, the Bank may terminate Mr. Carpenter's employment with cause, as defined in the Employment Agreement, without paying any additional compensation. In addition, the Employment Agreement provides that following termination of his employment with the Bank, Mr. Carpenter may not be employed in the banking business in Pulaski County, any county that borders Pulaski County, or the cities of Radford or Galax for a period of two years following termination. No other employee of the Company or the Bank has an employment agreement.

Stock Option Plan

         The Company's Stock Option Plan (the "Plan") was approved by shareholders at the 1995 Annual Meeting. The Plan provides for the issuance of stock options and restricted stock covering an aggregate of 344,375 shares (adjusted for the May 30, 1997 five-for-four stock split) to directors, officers and certain key employees of the Company and the Bank and other participants designated under the Plan (collectively, the "Participants"). The Plan provides for the issuance of incentive stock options to officers and key employees of the Company and the Bank and nonqualified stock options and restricted stock to all Plan Participants. The Plan is administered by the Stock Option Committee of the Board of Directors, which consists of Messrs. Bruce, Chrisley, and Wine and Mrs. Pratt. The Company has agreed to issue no additional options to Participants until at least one year after the date of this Prospectus.

         Incentive Stock Options. The Plan provides for the issuance of incentive stock options covering a maximum of 62,500 shares of Common Stock (as adjusted for the May 30, 1997 five-for-four stock split), subject to future adjustment for any stock splits, stock dividends, combinations or exchanges, or other changes which affect the Common Stock. As discussed below, incentive stock options afford certain tax benefits to the recipients. In general, to qualify as an incentive stock option, the option must be granted only to employees of the Company, be granted within ten years of the earlier of the date the Plan is adopted by the Board or the date of approval of the Plan by the Company's shareholders, not be exercisable more than ten years after the date of grant, have an exercise price of not less than the fair market value of the Common Stock at the time of grant, not be transferable other than by will or the laws of descent and distribution, and be granted to a person who does not own more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries at the time of grant. In addition, the Internal Revenue Code limits the value of shares that can be exercised for the first time by an employee in any one year under an incentive stock option plan to $100,000.

         Nonqualified Stock Options. The Plan provides for automatic annual grants of nonqualified stock options beginning in 1996 to the directors of the Company on the day following the annual meeting of shareholders based on a formula that reflects his or her performance during the year as judged by certain objective criteria (the "Annual Director Grants"). The formula provides that the number of shares of Common Stock covered by each Annual Director Grant is 625 shares, subject to adjustment (i) downward by 31 shares, if the director has missed more than one meeting of the Board of Directors since the last annual meeting, (ii) downward by 31 shares if the director has failed to complete a director education seminar since the last annual meeting, and (iii) upward or downward by not more than 31 shares based on the percentage by which the Bank exceeds or fails to exceed its performance goals. The exercise price is the estimated market price on the grant date.

         In 1995, the Company provided a one-time grant of options to the directors based on performance criteria relating to their participation as directors in the success of the Company and the Bank, including the number of shares purchased in the initial offering, service in leadership positions on committees of the Bank's Board of Directors, and other contributions. The aggregate amount of shares covered by such options was 206,250, as adjusted for the recent five-for-four stock split, exercisable until 2005. The exercise price of those options, as adjusted for the recent stock split, is $8.00 per share.

         All of the nonqualified options issuable to directors described above provide that the options are forfeited should the Company or the Bank be required to increase its equity capital pursuant to a capital directive issued by the OCC and the holder does not exercise the options within certain time frames.

         Restricted Stock. The Plan permits the issuance of shares of Common Stock to Participants subject to vesting requirements based on continued service to the Company or the Bank, the Company's or the Bank's performance, the individual performance of the grantee, and other conditions deemed appropriate by the Stock Option Committee. Shares of restricted stock are not transferable until vested. Assuming the maximum option grants described above are made based on the Company's current management structure, there will be no shares of restricted stock available for issuance under the Plan. There are no present plans to issue any shares of restricted stock.

Option Grants in 1996

         Stock Options for a total of 5,225 shares of Company Common Stock were granted under the Plan in 1996. Of the total amount of options granted in 1996, Wayne L. Carpenter, President and Chief Executive Officer of the Company during 1996, was awarded 594 Stock Options (adjusted for the Company's May 30, 1997 five-for-four stock split). Each director of the Company received Stock Options under the Plan. No further options were awarded during 1996. See "Executive Compensation."

Certain Relationships and Related Transactions

         In 1994, the Company acquired an undeveloped 4.9 acre plot at the corner of Memorial Drive and Lee Highway (U.S. Route 11) in Pulaski, Virginia, for the site of the Bank's main office from a partnership 100% owned by Jack W. Bowling, a director of the Company and the Bank, and five members of his immediate family. The Company acquired the property in exchange for 31,250 shares of common stock (as adjusted for the May 30, 1997 five-for-four stock split) valued at $250,000. The purchase price for the site was determined by the Company after receiving three independent appraisals of the site, which averaged approximately $284,500. This land had been owned by members of Mr. Bowling's immediate family for more than twenty years. In connection with the sale of the property, Mr. Bowling and the other sellers agreed to provide rough grading of the site.

         In 1997, the Bank was provided the opportunity to establish a branch in downtown Pulaski in a building previously occupied by a regional bank. A limited liability company in which Mr. James L. Webb, Jr., a director of the Company and the Bank, is an investor with a 25% interest, acquired the property and leased it to the Bank. The Bank has had the property independently appraised, and the Bank believes that it is leasing that property at or below applicable market rates.

         The Company has purchased three insurance policies (a general business policy, a worker's compensation policy and a key man term life policy in the amount of $1,000,000 covering Wayne L. Carpenter) through James L. Webb, Jr., a director of the Company and the Bank. The premiums for these policies totaled approximately $1,235 in 1996.

         The Company and the Bank have had and expect to have banking and other transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships or other organizations in which such directors or officers have a controlling interest, on substantially the same terms (including price, interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to the Company and the Bank. The Bank is subject to a limit on the aggregate amount it may lend to its and the Company's directors and officers as a group equal to its unimpaired capital and surplus (or, under a regulatory exemption available to banks with less than $100 million in deposits, twice that amount). Loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of such loan application.


                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         The Company's Articles of Incorporation authorize the issuance of 10,000,000 shares of Common Stock, par value $5.00 per share, of which 546,399 shares were issued and outstanding on September 30, 1997 (as adjusted for the five-for-four stock split to shareholders of record on May 30, 1997). There were 587 shareholders of record as of December 3, 1997. The Board of Directors may issue shares of its Common Stock from time to time for such consideration as the Board may deem advisable without further shareholder approval.

Preferred Stock

         The Company's Articles of Incorporation authorize the issuance of 1,000,000 shares of a special class of stock, par value $1.00 per share ("Preferred Stock"). The Board of Directors is authorized by the Articles of Incorporation, without shareholder approval, to designate preferences, limitations and related rights for part or all of the Preferred Stock in such series as may be determined by the Board of Directors. This authority gives the Board of Directors of the Company flexibility in the structuring and financing of acquisitions and other financial activities. The Company may use the Preferred Stock to help deter hostile takeover attempts by assigning certain rights and preferences to the Preferred Stock which could adversely affect the voting power of the holders of Company Common Stock thus making it more difficult for a third party to gain control of the Company. No shares of Preferred Stock are currently issued and the board of directors of the Company has no immediate intention of issuing such shares.

         The summary below of certain other characteristics of the Company's capital stock does not purport to be complete and is qualified in its entirety by the provisions of the Virginia SCA, and the Company's Articles of Incorporation and Bylaws.

         Dividend Rights. The Company may pay dividends as declared from time to time by the Board of Directors out of funds legally available therefore, subject to certain restrictions imposed by state and federal laws. The Board of Directors of the Company expects to follow a policy of retaining all earnings to provide funds to operate and expand the business. Consequently, it is unlikely that any cash dividends will be paid in the near future. See "Dividend Policy." The holders of Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors.

         Voting Rights. In all elections of directors, each shareholder shall have the right to cast one vote for each share of stock owned by him for as many persons as there are directors to be elected. Shareholders of the Company do not have cumulative voting rights. On any other question to be determined by a vote of shares at any meeting of shareholders, each shareholder shall be entitled to one vote for each share of stock owned and entitled to vote by him.

         Preemptive Rights. Holders of Common Stock have no preemptive rights with respect to issues of Common Stock.

         Liquidation Rights. Upon liquidation, after payment of all creditors, the remaining assets of the Company would be distributed to the holders of the Common Stock on a pro rata basis.

        Calls and Assessments. All Common Stock outstanding is fully paid and nonassessable.


        Limitation of Liability of Directors. The Articles of Incorporation provide no director shall be personally liable to the Company or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated if the director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

         Staggered Terms for Directors. Directors of the Company serve staggered, three-year terms. The number of directors may be fixed between the range of five and twenty-five by the Board of Directors. Staggering the terms of the Board may have an anti-takeover effect since two annual meetings may be required to elect a majority of the Board of Directors.

         Removal of Directors. The Virginia SCA provides that shareholders may remove directors with or without cause, unless the articles of incorporation provide that directors may be removed only with cause. Directors may be removed only at a meeting called for that purpose. The Articles of Incorporation of the Company provide that a director may be removed only for cause. Currently, under Virginia law and the Company's Articles of Incorporation, a vote of a majority of the shares entitled to vote on the election of directors is required to remove the directors.

         Reports to Shareholders. The Company furnishes its shareholders with annual reports, including audited financial statements, and quarterly reports containing unaudited financial information.

         Transfer Agent. The Company's transfer agent is First Citizens Bank & Trust Company, Raleigh, North Carolina.

         State Anti-Takeover Statutes. The Virginia SCA restricts transactions between the Company and its affiliates and potential acquirors. The following summaries of two primary chapters of the Virginia SCA are necessarily general and are not intended to be a complete description of all the features and consequences of those provisions, and are qualified in their entirety by reference to the statutory provisions contained in the Virginia SCA.

         The Virginia Affiliated Transactions Statute restricts certain transactions ("affiliated transactions") between a Virginia corporation having more than 300 shareholders of record and a beneficial owner of more than 10% of any class of voting stock (an "interested shareholder"). An "affiliated transaction" is defined in the Corporation Act as any of the following transactions with or proposed by an interested shareholder: a merger, a share exchange; certain dispositions of assets or guaranties of indebtedness other than in the ordinary course of business; certain significant securities issuances; dissolution of the corporation; or reclassification of the corporation's securities. Under the statute, an affiliated transaction generally requires the approval of a majority of disinterested directors and two-thirds of the voting shares of the corporation other than shares owned by an interested shareholder during a three-year period commencing as of the date the interested shareholder crosses the 10% threshold. This special voting provision does not apply if a majority of disinterested directors approved the acquisition of the more than 10% interest in advance. After the expiration of the three-year moratorium, an interested shareholder may engage in an affiliated transaction only if it is approved by a majority of disinterested directors or by two-thirds of the outstanding shares held by disinterested shareholders, or if the transaction complies with certain fair price provisions. This special voting rule is in addition to, and not in lieu of, other voting provisions contained in the Corporation Act and the Company's Articles of Incorporation.

         The Virginia Control Share Acquisitions statute also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50% or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders with detailed disclosures about his identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which the Company has not done, by so providing in its articles of incorporation or bylaws. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party, and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia SCA.


                           SUPERVISION AND REGULATION
General

         Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities including, but not limited to, the Federal Reserve Board ("FRB"), the FDIC, the OCC, the Internal Revenue Service, federal and state taxing authorities, and the Commission. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

         Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds and the depositors, rather than the shareholders, of the Bank.

         The following references to material statutes and regulations affecting the Company and the Bank are brief summaries thereof and do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of the Company and the Bank.

CNB Holdings, Inc.

Bank Holding Companies

         As a registered holding company, the Company is regulated under the Bank Holding Company Act ("BHC Act") and is subject to supervision and regular inspection by the FRB. The FRB has jurisdiction under the BHC Act to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHC Act generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking, or to managing or controlling banks, that it is a proper incident thereof.

         Previously, the BHC Act prohibited the FRB from approving an application from a bank holding company to acquire the shares of a bank located outside the state in which the operations of the holding company's principal bank subsidiary was located, unless such acquisition was expressly authorized by statute of the state where the bank whose shares were to be acquired was located. Effective June 1, 1997, the restriction on interstate acquisitions was abolished and bank holding companies from any state are able to acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed concentration limits. Also, banks may now branch across state lines by acquisition, merger or de novo (unless state law permitted such interstate branching at an earlier date), provided certain conditions are met, including that applicable state law must expressly permit such interstate branching.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries that are designed to reduce potential loss exposure to the depositors of the depository institutions and to the FDIC insurance fund. For example, under a policy of the FRB, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB's regulations or both.

         Banking laws also provide that amounts received from the liquidation or other dissolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or stockholder. This provision would give depositors a preference over general and subordinated creditors and stockholders in the event a receiver is appointed to distribute the assets of any bank or bank subsidiary.

         The Company also was required to register in Virginia with the State Corporation Commission ("SCC") under the financial institution holding company laws of Virginia. Accordingly, the Company, and to a limited extent the Bank, will be subject to regulation and supervision by the SCC.

         Finally, the Company will be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, including but not limited to, filing annual, quarterly and other current reports with the Commission.

Regulatory Capital Requirements

         All financial institutions are required to maintain minimum levels of regulatory capital. The FRB and OCC have established substantially similar risk-based and leveraged capital standards for the financial institutions they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, the Bank is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier l capital," which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder, "Tier 2 capital," consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss reserve. The Tier 1 and total capital to risk-weighted assets ratios of the Bank as of September 30, 1997 are 13.54% and 14.65%, respectively, exceeding the minimums required. Based upon the applicable FRB and OCC regulations, at September 30, 1997, the Company and the Bank would be considered "well capitalized." (See the "Capital Ratios" table in this section below.)

         In addition, the federal regulatory agencies have established a minimum leveraged capital ratio (Tier 1 capital to period end total assets). These guidelines provide for a minimum leveraged capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of the Bank as of September 30, 1997, was 8.02%, which was above the minimum requirements.

         Each federal regulatory agency is required to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The FRB has solicited comments on a proposed framework for implementing the interest rate risk component of the risk-based capital guidelines. Under the proposal, an institution's assets, liabilities, and off-balance sheet positions would be weighted by risk factors that approximate the instruments' price sensitivity to a 100 basis point change in interest rates. Institutions with interest rate risk exposure in excess of a threshold level would be required to hold additional capital proportional to that risk. In 1995, the FRB and the OCC solicited comments on a proposed revision to the risk-based capital guidelines to take account of concentration of credit risk and the risk of nontraditional activities. The revision proposed to amend each agency's risk-based capital standards by explicitly identifying concentration of credit risk and the risk arising from nontraditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The proposal was adopted as a final rule by the FRB and the OCC and subsequently became effective on January 17, 1996. The Company and the Bank do not expect the final rule to have a material impact on their respective capital requirements; however, one or more of the applicable federal regulatory agencies may, as an integral part of their examination process, require either the Company or the Bank to provide additional capital based on such agency's judgment of information available at the time of examination.

         The following table summarizes the minimum regulatory and current capital ratios for the Company at September 30, 1997.

                                                         Capital Ratios
                                            Regulatory
                                             Minimum                   September 30, 1997
Risk-based capital:
   Tier 1 (1)                                   4.00%                        13.54%
   Total (1)                                    8.00                         14.65%
Leverage (1)                                    3.00                          8.02%
Total shareholders' equity
   to total assets                               N/A                          8.47%

(1) Risk-based capital ratios and leverage ratios are applicable only to the Bank and are period end calculations.

Community National Bank

         In addition to the regulatory provisions regarding holding companies addressed above, the Bank is subject to extensive regulation as well. The Bank is a federally chartered national bank, and as such it is subject to regulation by the OCC. The Bank must file reports with the OCC concerning its activities and financial condition, and in addition obtain regulatory approval before entering into certain transactions such as mergers with or acquisitions of other financial institutions. The Bank's deposit accounts are insured up to applicable limits by the FDIC. See, "--Insurance of Accounts, Assessments and Regulation by the FDIC". The OCC, as the primary regulator of national banks, has enforcement authority over all national banks. The FDIC also has authority to impose enforcement action on such banks and all "institution-affiliated parties," including directors, officers, controlling stockholders, and other persons or entities participating in the affairs of the national banks, as well as attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to harm an insured institution. The OCC conducts periodic examinations to evaluate each national bank's compliance with various regulatory requirements. The OCC conducted its most recent regular supervisory examination of the Bank on September 29, 1997. The Bank is also a member of the FRB.

         National banks have restrictions on their investment and lending authorities. Secured or unsecured loans for commercial, corporate, business or agricultural purposes are subject to limitations based upon the institution's capital. In addition, the aggregate amount of all loans secured by liens on nonresidential real property may not exceed prescribed multiples of the institution's regulatory capital; however, an institution may be permitted to exceed a specific lending limit only if the OCC determines that relief from this restriction poses no significant risk to the safe and sound operation of the national bank and is consistent with prudent operating practices. National banks may make loans for personal, family or household purposes, but such loans and investments are also subject to limitations. At December 31, 1996 and September 30, 1997, the Bank was in compliance with each of the applicable limitations and requirements.

         Additional limitations are imposed on the aggregate amount of loans that a national bank may make to any one borrower, including related entities. With certain limited exceptions, a loan-to-one-borrower not fully secured by collateral having a market value at least equal to the amount of the loan may not exceed 15% of the bank's unimpaired capital and surplus. A loan-to-one-borrower fully secured by readily marketable collateral at least equal in value to the amount of the loan outstanding may not exceed an additional 10% of the bank's unimpaired capital and surplus. At September 30, 1997, the maximum amount which the Bank could have loaned unsecured to one borrower (and related entities) under the limit imposed was approximately $500,000. At December 31, 1996 and September 30, 1997, the Bank had no borrowers to which it had outstanding loans in excess of its loans-to-one-borrower limit.

Insurance of Accounts, Assessments and Regulation by the FDIC

         The Bank is a member of the Bank Insurance Fund ("BIF") of the FDIC. As a BIF insured institution, the Bank is subject to FDIC rules and regulations as administrator of the BIF. The Bank's deposits are insured up to $100,000 per insured depositor, as defined by law and regulation. As insurer, the FDIC is authorized to conduct examinations of and to require reporting by BIF institutions. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification and whether the institution is considered by its supervisory agency to be financially sound or to have supervisory concerns.

         Under the FDIC's risk-based insurance system, BIF-insured institutions are currently assessed premiums of between zero and twenty seven cents per $100 of eligible deposits, depending on the institution's capital position and other supervisory factors. Congress recently enacted legislation that, among other things, provides for assessments against BIF-insured institutions that will be used to pay certain Financing Corporation ("FICO") obligations. In addition to any BIF insurance assessments, BIF-insured banks are expected to make payment for the FICO obligations equal to an estimated $0.0129 per $100 of eligible deposits each year during 1997 through 1999, and an estimated $0.024 per $100 of eligible deposits thereafter. The Bank is currently classified as "well-capitalized" and therefore pays the lowest amount allowed. As a BIF institution, the Bank's BIF assessment rate falls within a range of 0.00% to 0.31% of BIF insured deposits depending upon, among other things, the institution's regulatory capital levels and other factors which relate to the institution's perceived risk to the insurance funds administered by the FDIC.

         The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the insurance fund. Also, the FDIC may initiate enforcement actions against banks after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution, including the Bank, if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of the Bank's deposit insurance.

Other Safety and Soundness Regulations

         The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

         Each of the federal banking agencies also must develop regulations addressing certain safety and soundness standards for insured depository institutions and depository institution holding companies, including compensation standards, operational and managerial standards, asset quality, earnings and stock valuation. The federal banking agencies have issued a joint notice of proposed rulemaking, which requested comment on the implementation of these standards. The proposed rule sets forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. The proposal contemplates that each federal agency would determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan. The Company has not yet determined the effect that the proposed rule would have on its operations and the operations of the Bank if the proposed rule is enacted substantially as proposed.

Community Reinvestment

         The requirements of the Community Reinvestment Act ("CRA") affect the Bank. The CRA imposes on financial institutions an affirmative obligation to help meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in helping meet community credit needs currently is evaluated as part of the examination process pursuant to a new regulation recently adopted by the banking regulatory agencies. Under the new regulation a financial institution's efforts in helping meet its community's credit needs are evaluated according to a three-pronged test (lending, investment and service), which replaces the twelve assessment factors used previously. The grade received by a bank is considered in evaluating mergers, acquisitions and applications to open a branch or facility. To the best knowledge of the Bank, it is meeting its obligations under the CRA.


                                PLACEMENT AGENT

         The Agency Agreement between the Company and Davenport & Company LLC (the Placement Agent) provides that up to 330,000 shares of Common Stock will be offered by the Placement Agent, acting as agent for the Company, on a "best efforts" basis, subject to offers and sales by the Company to Present Shareholders. The offering is being made without a firm commitment underwriting by the Placement Agent. The Placement Agent has made no commitment to, and will not, purchase all or any part of the Shares. Also, the Company has the right at its sole option, prior to the closing of the Offering, to issue up to a maximum of 50,000 additional shares of Common Stock. Sales of such additional shares may result in additional compensation for the Placement Agent. There is no minimum number of shares offered.

         The Placement Agent has informed the Company that it proposes to offer the Shares, as agent for the Company, directly to the public at the public offering price set forth on the cover page of this Prospectus and to selected dealers who are members of the National Association of Securities Dealers, Inc. at such price less a concession not in excess of $.36 per Share. No commission will be paid to the Placement Agent or any selected dealers for Shares sold to Present Shareholders.

         The Placement Agent has been retained by the Company to provide advice regarding the offering, including the offering of Shares to the Present Shareholders, assist in the development of marketing and sales plans and provide other financial advice requested by the Company. For these services the Placement Agent will receive a fee of $25,000. The Company has also agreed to reimburse the Placement Agent for its reasonable out-of-pocket expenses related to the offering, including the fees of its legal counsel, and to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         The Company's officers and directors have agreed that they will not offer, sell or contract to sell or otherwise dispose of shares of Common Stock (other than by operation of law, or by gift to a person who agrees not to so sell) for a period of 180 days after the date of the closing of the offering made by this Prospectus without the prior written consent of the Placement Agent.

         The Placement Agent does not intend to sell the Shares to any accounts over which it exercises discretionary authority.


                                 LEGAL OPINIONS

         Certain legal matters relating to the Shares offered hereby will be passed upon for the Company by Mays & Valentine, L.L.P., Richmond, Virginia, and for the Placement Agent by Williams Mullen Christian & Dobbins, Richmond, Virginia.


                                    EXPERTS

         The consolidated financial statements of the Company as of December 31, 1996 and December 31, 1995 and for the three years ended December 31, 1996, included in this Prospectus have been audited by Larrowe, Cardwell & Company, LC, independent auditors, whose report thereon appears elsewhere herein and are included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.


                             AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These may be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material can be obtained by mail from the Office of Filings and Information Services (public information section) of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and also may be obtained from the Electronic Data Gathering and Retrieval System ("EDGAR") of the Commission, found on the internet at http://www.sec.gov.

         The Company has filed with the Commission a registration statement under the Securities Act of 1933 with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the registration statement. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be described; however, the statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document. For further information with respect to the Company, reference is made to the Registration Statement and exhibits filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and at the regional offices of the Commission at the locations listed above or on the Commission's website.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Virginia corporate law and the Company's articles of incorporation and bylaws provide for indemnification for directors, officers, and employees of the Company, possibly even indemnification for liabilities arising under the Securities Act of 1933, as amended. The Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.

                        CNB HOLDINGS, INC. AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INTERIM PERIODS (UNAUDITED)
    Consolidated Balance Sheet as of September 30, 1997........................................................F-2
    Consolidated Statements of Operations for the nine months ended September 30, 1997 and 1996................F-3
    Consolidated Statements of Stockholders' Equity for the nine months ended
         September 30, 1997 and 1996...........................................................................F-4
    Consolidated Statements of Cash Flows for the nine months ended September 30, 1997 and 1996................F-5
    Condensed Notes to Consolidated Financial Statements.......................................................F-6

FULL FISCAL YEARS (AUDITED)
    Independent Auditor's Report...............................................................................F-7
    Consolidated Balance Sheets as of December 31, 1996 and 1995...............................................F-8
    Consolidated Statements of Operations for the years ended December 31, 1996, 1995 and 1994.................F-9
    Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994..............................................................................................F-10
    Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994.................F-11
    Notes to Consolidated Financial Statements.................................................................F-12






===================================================================================================================
Consolidated Balance Sheet
September 30, 1997 (unaudited)
-------------------------------------------------------------------------------------------------------------------





Assets
  Cash and due from banks                                                                          $      2,139,404
  Federal funds sold                                                                                         34,000
  Investment securities available for sale                                                               12,912,409
  Loans, net of allowance for loan losses of $248,000                                                    20,419,208
  Property and equipment, net                                                                             1,638,110
  Accrued income                                                                                            292,819
  Other assets                                                                                              212,952
                                                                                                   ----------------

         Total assets                                                                              $     37,648,902
                                                                                                   ================



Liabilities
  Demand deposits                                                                                  $      2,686,453
  Interest-bearing demand deposits                                                                        7,668,424
  Savings deposits                                                                                        4,412,375
  Large denomination time deposits                                                                        6,971,876
  Other time deposits                                                                                    12,587,571
                                                                                                   ----------------
         Total deposits                                                                                  34,326,699

  Accrued interest payable                                                                                   91,059
  Other liabilities                                                                                          41,106
                                                                                                   ----------------
         Total liabilities                                                                               34,458,864

    Commitments and contingencies

Stockholders' equity
  Preferred stock, $1 par value; 1,000,000 shares
    authorized; none outstanding                                                                                  -
  Common stock, $5 par value; 10,000,000 shares
    authorized; 546,399 shares outstanding                                                                2,731,995
  Surplus                                                                                                 1,609,748
  Retained deficit                                                                                       (1,132,374)
  Unrealized appreciation (depreciation) on investment

    securities available for sale                                                                           (19,331)
                                                                                                   ----------------
         Total stockholders' equity                                                                       3,190,038
                                                                                                   ----------------
         Total liabilities and stockholders' equity                                                $     37,648,902
                                                                                                   ================




See Condensed Notes to Consolidated Financial Statements


===================================================================================================================




Consolidated Statements of Operations
Nine months ended September 30, 1997 and 1996 (unaudited)
-------------------------------------------------------------------------------------------------------------------




                                                                                        1997             1996
                                                                                  ---------------  ----------------
Interest income:
    Loans and fees on loans                                                       $     1,160,466  $        647,510
    Federal funds sold                                                                     30,072            40,215
    Taxable investment securities                                                         572,554           425,415
                                                                                  ---------------  ----------------
         Total interest income                                                          1,763,092         1,113,140
                                                                                  ---------------  ----------------

Interest expense:
    Deposits                                                                              976,274           604,181
    Federal funds purchased                                                                13,661                 -
                                                                                  ---------------  ----------------
         Total interest expense                                                           989,935           604,181
                                                                                  ---------------  ----------------
         Net interest income                                                              773,157           508,959

Provision for loan losses                                                                 125,693            79,745
                                                                                  ---------------  ----------------
         Net interest income after provision
           for loan losses                                                                647,464           429,214
                                                                                  ---------------  ----------------

Noninterest income:
    Service charges on deposit accounts                                                    79,595            62,719
    Net realized gains (losses) on sales of securities                                      1,166            22,837
    Other income                                                                           27,606            19,646
                                                                                  ---------------  ----------------
         Total noninterest income                                                         108,367           105,202
                                                                                  ---------------  ----------------

Noninterest expense:
    Salaries and employee benefits                                                        420,741           274,043
    Occupancy expense                                                                      54,059            48,667
    Equipment expense                                                                      58,222            46,661
    Other expense                                                                         392,460           283,216
                                                                                  ---------------  ----------------
         Total noninterest expense                                                        925,482           652,587
                                                                                  ---------------  ----------------


         Net loss                                                                 $      (169,651) $       (118,171)
                                                                                  ===============  ================

Net loss per common share                                                         $          (.31) $           (.22)
                                                                                  ===============  ================

Weighted average shares outstanding                                                       546,464           546,531
                                                                                  ===============  ================




See Condensed Notes to Consolidated Financial Statements

===================================================================================================================




Consolidated Statements of Stockholders' Equity
Nine months ended September 30, 1997 and 1996 (unaudited)
-------------------------------------------------------------------------------------------------------------------



Unrealized
                                                                            Retained    Appreciation
                                     Common Stock                           Earnings   (Depreciation)
                                  Shares        Amount        Surplus       (Deficit)  on Securities        Total
                                  ------        ------        -------       ---------  -------------        -----

December 31, 1995                   437,042  $ 2,185,210  $   2,155,867  $    (777,078) $     58,803   $   3,622,802

Common stock issued                     183          915            915              -             -          1,830
Net loss                                  -            -              -       (118,171)            -       (118,171)
Net change in unrealized
   depreciation on investment
   securities available for sale          -            -              -              -      (257,299)      (257,299)
                                ----------- ------------   ------------  -------------  -------------  ------------

September 30, 1996,

  (unaudited)                       437,225 $  2,186,125  $   2,156,782  $    (895,249) $   (198,496)   $ 3,249,162
                              ============= ============  =============  ============== =============  ============


December 31, 1996                   437,225  $ 2,186,125   $  2,156,782    $  (962,723)   $  (56,663)   $ 3,323,521

Stock dividend                      109,306      546,530       (546,530)             -             -              -
Redemption of fractional
   shares                              (132)       (660)         (504)          -                  -         (1,164)
Net loss                                  -            -              -       (169,651)            -       (169,651)
Net change in unrealized
   depreciation on investment
   securities available for sale          -            -              -              -        37,332         37,332
                                ----------- ------------  -------------  -------------  ------------   ------------

September 30, 1997,

  (unaudited)                       546,399 $  2,731,995  $   1,609,748  $  (1,132,374) $    (19,331)  $  3,190,038
                              ============= ============  =============  =============  ============   ============








See Condensed Notes to Consolidated Financial Statements

===================================================================================================================




Consolidated Statements of Cash Flows
Nine months ended September 30, 1997 and 1996 (unaudited)
-------------------------------------------------------------------------------------------------------------------



                                                                                        1997             1996
                                                                                  ---------------  ----------------
Cash flows from operating activities:
  Net loss                                                                        $      (169,651) $       (118,171)
  Adjustments to reconcile net loss
    to net cash used by operations:
         Depreciation and amortization                                                     65,816            63,761
         Provision for loan losses                                                        125,693            79,745
         Net realized gains on securities                                                  (1,166)          (22,837)
         Accretion of discount on securities, net                                         (64,261)          (12,090)
         Changes in assets and liabilities:
           Accrued income                                                                 (31,271)          (93,459)
           Other assets                                                                   (64,587)          (37,764)
           Accrued interest payable                                                        54,447            46,555
           Other liabilities                                                               24,618               667
                                                                                  ---------------  ----------------
    Net cash used by operating activities                                                 (60,362)          (93,593)
                                                                                  ---------------  ----------------

Cash flows from investing activities:
  Net (increase) decrease in federal funds sold                                           368,000        (1,382,000)
  Purchases of investment securities                                                   (9,909,056)      (12,465,306)
  Sales of investment securities                                                        1,362,582         7,194,109
  Maturities of investment securities                                                   7,049,588           426,514
  Net increase in loans                                                                (7,864,536)       (4,210,469)
  Purchases of property and equipment                                                    (280,644)         (135,390)
                                                                                  ---------------  ----------------
    Net cash used in investing activities                                              (9,274,066)      (10,572,542)
                                                                                  ---------------  ----------------

Cash flows from financing activities:
  Redemption of common stock                                                               (1,164)                -
  Proceeds from issuance of common stock                                                        -             1,830
  Net increase in demand, NOW, and savings deposits                                     1,532,572         7,250,730
  Net increase in time deposits                                                         8,753,425         3,527,548
                                                                                  ---------------  ----------------
    Net cash provided by financing activities                                          10,284,833        10,780,108
                                                                                  ---------------  ----------------
    Net increase in cash and cash equivalents                                             950,405           113,973


Cash and cash equivalents, beginning                                                    1,188,999         1,143,478
                                                                                  ---------------  ----------------
Cash and cash equivalents, ending                                                 $     2,139,404  $      1,257,451
                                                                                  ===============  ================


Supplemental disclosure of cash flow information:

  Interest paid                                                                  $        935,488  $        557,676
                                                                                 ----------------  ----------------
  Income taxes paid                                                              $              -  $              -
                                                                                 ================  ================





See Condensed Notes to Consolidated Financial Statements

===================================================================================================================




Condensed Notes to Consolidated Financial Statements
 As of September 30, 1997 and the nine months ended September 30, 1997 and 1996
--------------------------------------------------------------------------------

Note 1.   Organization and Summary of Significant Accounting Policies

Organization
CNB Holdings, Inc. (the Company) is a bank holding company incorporated under the laws of Virginia on April 29, 1993. On August 29, 1994, the Company's wholly owned subsidiary, Community National Bank (the Bank), was chartered under the laws of the United States and the Bank opened for business in Pulaski, Virginia.
As an FDIC insured National Banking Association, the Bank operates two banking offices and is subject to regulation by the Comptroller of the Currency. The
Company is regulated by the Federal Reserve.

Basis of Presentation
The consolidated financial statements as of September 30, 1997, and for the nine month periods ended September 30, 1997 and 1996, are included herein, and have been prepared by CNB Holdings, Inc., without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the information furnished in the interim consolidated financial statements reflects all adjustments necessary to present fairly the Company's consolidated financial position, results of operations, changes in stockholders' equity and cash flows for such interim periods. Management believes that all interim period adjustments are of a normal recurring nature. These unaudited consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto as of December 31, 1996, appearing elsewhere herein.

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles and general practices within the financial services industry.

Note 2.  Commitments and Contingencies

Financial Instruments with Off-Balance-Sheet Risk
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Note 3.  Earnings Per Common Share

Stock Dividend
Net income per share is computed based on the weighted average number of shares outstanding during the period after giving retroactive effect to stock splits and dividends. The Company declared a 25% stock dividend payable to stockholders of record as of May 30, 1997, which resulted in the issuance of 109,174 shares of Common Stock.

Note 4.  Subsequent Events

Sale of Common Stock
The Company has filed with the Securities and Exchange Commission for approval to sale up to 330,000 shares of common stock at $9.00 per share. Management expects proceeds of the stock sale, net of commissions and expenses to be approximately $2,745,000, assuming all 330,000 shares are sold.







                 [ LARROWE, CARDWELL & COMPANY, LC LETTER HEAD]


                          Independent Auditor's Report


Board of Directors and Stockholders
CNB Holdings, Inc.
Pulaski, Virginia

We have audited the consolidated balance sheets of CNB Holdings, Inc. and subsidiary (Community National Bank) as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We  conducted  our  audits  in  accordance  with  generally   accepted  auditing
standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the  accounting  principles  used and  significant  estimates  made by management,  as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Holdings, Inc.
and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 1996, in conformity with generally accepted accounting principles.



/s/ Larrowe, Cardwell & Company, LC

Pulaski, Virginia
January 17, 1997
================================================================================




Consolidated Balance Sheets
December 31, 1996  and 1995
-------------------------------------------------------------------------------------------------------------------


                                                                                       1996             1995
                                                                                  ---------------  ----------------
Assets
  Cash and due from banks                                                         $     1,188,999  $      1,143,478
  Federal funds sold                                                                      402,000           694,000
  Investment securities available for sale                                             11,312,764         5,465,263
  Loans, net of allowance for loan losses
    of $155,000 in 1996 and $81,202 in 1995                                            12,722,865         6,689,951
  Property and equipment, net                                                           1,408,596         1,328,951
  Accrued income                                                                          261,548           116,099
  Other assets                                                                            120,551           163,371
                                                                                  ---------------  ----------------

         Total assets                                                             $    27,417,323  $     15,601,113
                                                                                  ===============  ================



Liabilities
  Demand deposits                                                                 $     2,629,100  $      1,556,534
  Interest-bearing demand deposits                                                      8,266,172         1,900,877
  Savings deposits                                                                      2,339,408         1,329,739
  Large denomination time deposits                                                      3,079,169         1,450,468
  Other time deposits                                                                   7,726,853         5,699,077
                                                                                  ---------------  ----------------
         Total deposits                                                                24,040,702        11,936,695

  Accrued interest payable                                                                 36,612            24,198
  Other liabilities                                                                        16,488            17,418
                                                                                  ---------------  ----------------
         Total liabilities                                                             24,093,802        11,978,311
                                                                                  ---------------  ----------------


  Commitments and contingencies


Stockholders' equity
  Preferred stock, $1 par value; 1,000,000 shares
    authorized; none outstanding                                                                -                 -
  Common stock, $5 par value; 10,000,000 shares
    authorized; 437,225 shares outstanding in 1996 and
    437,042 shares outstanding in 1995                                                  2,186,125         2,185,210
  Surplus                                                                               2,156,782         2,155,867
  Retained deficit                                                                       (962,723)         (777,078)
  Unrealized appreciation (depreciation) on investment

    securities available for sale                                                         (56,663)           58,803
                                                                                  ---------------  ----------------
         Total stockholders' equity                                                     3,323,521         3,622,802
                                                                                  ---------------  ----------------
         Total liabilities and stockholders' equity                               $    27,417,323  $     15,601,113
                                                                                  ===============  ================





See Notes to Consolidated Financial Statements


===================================================================================================================




Consolidated Statements of Operations
Years ended December 31, 1996, 1995 and 1994
-------------------------------------------------------------------------------------------------------------------


                                                                      1996             1995              1994
                                                                ----------------  ---------------  ----------------
Interest income:
    Loans and fees on loans                                     $        926,222  $       377,130  $         28,100
    Federal funds sold                                                    70,412           56,610            33,545
    Taxable investment securities                                        578,359          377,641            52,904
    Deposits with banks                                                        -                -            23,553
                                                                ----------------  ---------------  ----------------
         Total interest income                                         1,574,993          811,381           138,102

Interest expense on deposits                                             853,867          346,213            25,776
                                                                ----------------  ---------------  ----------------
         Net interest income                                             721,126          465,168           112,326

Provision for loan losses                                                103,947           68,089            30,000
                                                                ----------------  ---------------  ----------------
         Net interest income after provision
           for loan losses                                               617,179          397,079            82,326
                                                                ----------------  ---------------  ----------------

Noninterest income:
    Service charges on deposit accounts                                   92,806           40,886             2,300
    Net realized gains on sales of securities                             16,550           10,432                 -
    Other income                                                          17,190            8,570               264
         Total noninterest income                                        126,546           59,888             2,564
                                                                ----------------  ---------------  ----------------
Noninterest expense:
    Salaries and employee benefits                                       387,712          328,559           199,037
    Occupancy expense                                                     76,543           67,469            29,611
    Equipment expense                                                     62,109           39,776            10,473
    Other expense                                                        403,006          352,745           172,521
                                                                ----------------  ---------------  ----------------
         Total noninterest expense                                       929,370          788,549           411,642
                                                                ----------------  ---------------  ----------------


         Net loss                                               $       (185,645) $      (331,582) $       (326,752)
                                                                ================  ===============  ================

Net loss per common share                                       $           (.42) $          (.76) $          (1.48)
                                                                ================  ===============  ================

Weighted average shares outstanding                                      437,225          437,042           220,323
                                                                ================  ===============  ================













See Notes to Consolidated Financial Statements





===================================================================================================================
Consolidated Statements of Stockholders' Equity
Years ended December 31, 1996, 1995 and 1994
-------------------------------------------------------------------------------------------------------------------


Unrealized
                                                                            Retained    Appreciation
                                     Common Stock                           Earnings    (Depreciation)
                                  Shares        Amount        Surplus       (Deficit)  on Securities       Total
                                  ------        ------        -------       ---------  -------------       -----

December 31, 1993                        11         $ 11          $   -    $  (118,744)  $        -    $   (118,733)

Net loss                                  -            -              -       (326,752)           -        (326,752)
Common stock issued for:
   Cash                             411,950    2,059,750      2,059,750              -            -       4,119,500
   Land                              25,000      125,000        125,000              -            -         250,000
Exchange of 10 initial
   shares for 92 shares
   and cash                              82          450            460              -            -             910
Redemption of initial share              (1)          (1)             -              -            -              (1)
Costs of common
   stock offering                         -            -        (29,343)             -            -         (29,343)
Unrealized depreciation on
   investment securities
   available for sale                     -            -              -              -       (47,769)       (47,769)
                              ------------- ------------   ------------  -------------  -------------  -------------

December 31, 1994                   437,042    2,185,210      2,155,867       (445,496)      (47,769)      3,847,812

Net loss                                  -            -              -       (331,582)            -       (331,582)
Net change in unrealized
   depreciation on investment
   securities available for sale          -            -              -              -       106,572        106,572
                                ----------- ------------   ------------  -------------  ------------   ------------

December 31, 1995                   437,042    2,185,210      2,155,867       (777,078)       58,803      3,622,802

Net loss                                  -            -              -       (185,645)            -       (185,645)
Common stock issued                     183          915            915              -             -          1,830
Net change in unrealized
   depreciation on investment
   securities available for sale          -            -              -              -      (115,466)      (115,466)
                                ----------- ------------   ------------  -------------  ------------   ------------


December 31, 1996                   437,225  $ 2,186,125   $  2,156,782    $  (962,723)   $  (56,663) $   3,323,521
                                    =======  ===========   ============    ===========    ==========  =============







See Notes to Consolidated Financial Statements


===================================================================================================================




Consolidated Statements of Cash Flows
Years ended December 31, 1996, 1995 and 1994
-------------------------------------------------------------------------------------------------------------------

                                                                       1996             1995            1994
                                                                ----------------  ---------------- ----------------

Cash flows from operating activities:
  Net loss                                                      $       (185,645) $       (331,582)    $   (326,752)
  Adjustments to reconcile net loss to net cash used by operations:
         Depreciation and amortization                                   128,833            65,629           21,535
         Provision for loan losses                                       103,947            68,089           30,000
         Net realized gains on securities                                (16,550)          (10,432)               -
         Accretion of discount on securities, net                        (10,637)          (20,588)               -
         Changes in assets and liabilities:
           Accrued income                                               (145,449)          (55,054)         (61,045)
           Other assets                                                  (15,806)            3,124          (81,266)
           Accrued interest payable                                       12,414            17,623            6,575
           Other liabilities                                                (930)           12,263          (32,693)
                                                                ----------------  ---------------- ----------------
    Net cash used by operating activities                               (129,823)         (250,928)        (443,646)
                                                                ----------------  ---------------- ----------------
Cash flows from investing activities:
  Net (increase) decrease in federal funds sold                          292,000           184,000         (878,000)
  Purchases of investment securities                                 (15,818,430)       (4,455,033)      (4,435,800)
  Sales of investment securities                                       8,977,234         2,015,393                -
  Maturities of investment securities                                    905,416         1,500,000                -
  Net increase in loans                                               (6,136,861)       (5,538,966)      (1,257,074)
  Purchases of property and equipment                                   (148,022)         (917,126)        (201,005)
    Net cash used in investing activities                            (11,928,663)       (7,211,732)      (6,771,879)
                                                                ----------------  ---------------- ----------------
Cash flows from financing activities:
  Net increase in demand, NOW, and savings deposits                    8,447,530         2,972,125        1,815,025
  Net increase in time deposits                                        3,656,477         5,243,323        1,906,222
  Net repayment of short-term debt                                             -                 -         (121,000)
  Repayments of advances from related parties                                  -                            (10,909)
  Proceeds from issuance of common stock                                       -                 -        4,011,329
  Stock issuance costs                                                         -                 -          (11,604)
                                                                ----------------  ---------------- ----------------
    Net cash provided by financing activities                         12,104,007         8,215,448        7,589,063
                                                                ----------------  ---------------- ----------------
    Net increase in cash and cash equivalents                             45,521           752,788          373,538


Cash and cash equivalents, beginning                                   1,143,478           390,690           17,152
                                                                ----------------  ---------------- ----------------
Cash and cash equivalents, ending                               $      1,188,999  $      1,143,478 $        390,690
                                                                ================  ================ ================


Supplemental disclosure of cash flow information:

  Interest paid                                                 $        841,453  $        328,590 $         19,201
                                                                ================  ================ ================
  Income taxes paid                                             $              -  $            209 $              -
                                                                ================  ================ ================


Supplemental schedule of noncash investing and financing activities:
On June 30, 1994,  the  restriction  on $3,924,319  was removed and the cash was released to the Company in exchange for common  stock  subscriptions.  Also,  on
June 30,  1994,  $10 of the  Company's  initial  common  stock and  $109,081  of
advances  to   stockholders   were   canceled  in  exchange   for  common  stock
subscriptions.

Bank premises (land) valued at $250,000 was acquired on June 30, 1994 in exchange for fully paid subscriptions for 25,000 shares of the Company's common stock.

See Notes to Consolidated Financial Statements





Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------


Note 1.   Organization and Summary of Significant Accounting Policies

Organization

CNB Holdings, Inc. (the Company) is a bank holding company incorporated under the laws of Virginia on April 29, 1993. From March 8, 1993 (date of inception) through August 28, 1994 the Company's activities consisted of organizational items. On August 29, 1994, the Company's wholly owned subsidiary, Community
National Bank (the Bank), was chartered under the laws of the United States and the Bank opened for business in Pulaski, Virginia through a single banking office. Accordingly, as of August 29, 1994, the Company was no longer in the development stage. As an FDIC insured National Banking Association, the Bank is subject to regulation by the Comptroller of the Currency. The Company is regulated by the Federal Reserve.

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

Material  estimates that are  particularly  susceptible  to  significant  change relate to the determination of the allowance for loan losses. In connection with
the  determination  of  the  allowance  for  loan  losses,   management  obtains
independent appraisals for significant properties.

Substantially  all of the Bank's  loan  portfolio  consists  of loans in the New
River Valley area of Southwest Virginia. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowance for loan losses may change materially in the near term.

Cash and cash equivalents

For purposes presenting in the consolidated statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks".






Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Trading securities

The Bank does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities held to maturity

Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. Currently the Bank has no securities held to maturity.

Securities available for sale

Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity.
Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans receivable and allowance for loan losses

Loans are reported at their outstanding principal balance reduced by an allowance for loan losses and adjusted for net unamortized origination fees and costs.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.





Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Property and equipment

Land is carried at cost. Bank premises, furniture and equipment are carried at cost, less accumulated depreciation computed by the straight-line method over the following estimated useful lives:

                                                               Years
                                                               -----
         Buildings and land improvements                      20 to 40
         Furniture and equipment                               5 to 10

Organization and stock issuance costs

Costs incurred for the organization of the Company and the Bank were capitalized and are being amortized over five years. Costs incurred in connection with the Company's initial stock offering, consisting principally of direct sales and promotional costs, were deferred and offset against the proceeds of the stock sales as a charge to surplus.

Stock-based compensation

The Company accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock
Issued to Employees. The Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based
Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting has been applied.

Income taxes

Provision for income tax is based on amounts reported in the statements of operations (after exclusion for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets, net of a valuation allowance if deemed appropriate, are recognized for operating losses that are available to offset future taxable income.

Earnings per common share

Net income per share is computed based on the weighted average number of shares outstanding during the period, after giving retroactive effect to stock splits and dividends.






Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Financial instruments

Any derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

The Bank does not utilize interest-rate exchange agreements or interest rate futures contracts.

Fair value of financial instruments

Statement of Financial  Accounting  Standards  No. 107,  Disclosures  about Fair
Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.
Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts.
The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.
Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.





Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 1.   Organization and Summary of Significant Accounting Policies, continued

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date.
The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

Reclassification

Certain   reclassifications  have  been  made  to  the  prior  years'  financial statements  to place them on a comparable  basis with the current  presentation.
Net loss and stockholders' equity previously reported were not affected by these reclassifications.

Note 2.   Restricted Cash

Restricted cash, applicable to stock subscriptions received, was released from escrow on June 30, 1994 upon the Company's satisfaction of requirements set forth in its public offering prospectus and escrow agreement.





Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 3.  Securities

Debt and equity  securities  have been  classified in the  consolidated  balance sheets according to management's  intent.  The carrying amount of securities and their approximate fair values at December 31, follow:
                                                   Amortized        Unrealized       Unrealized           Fair
1996                                                 Cost             Gains            Losses             Value
                                               ---------------  ----------------  ---------------  ----------------

Available for sale:
  U. S. Treasury securities                    $     3,992,931  $         20,987  $         1,265  $      4,012,653
  U. S. Government agency securities                 6,659,085             1,614           82,055         6,578,644
    State and local government securities              197,316             4,056                -           201,372
     Mortgage-backed securities                        383,045                 -                -           383,045
     Equity securities                                 137,050                 -                -           137,050
                                               ---------------  ----------------  ---------------  ----------------

                                               $    11,369,427  $         26,657  $        83,320  $     11,312,764
                                               ===============  ================  ===============  ================

1995
Available for sale:
  U. S. Treasury securities                    $       389,017  $         10,739  $             -  $        399,756
  U. S. Government agency securities                 4,892,093            48,064                -         4,940,157
  Equity securities                                    125,350                 -                -           125,350
                                               ---------------  ----------------  ---------------  ----------------

                                               $     5,406,460  $         58,803  $             -  $      5,465,263
                                               ===============  ================  ===============  ================


Investment securities with amortized costs of $7,182,341 and $1,749,803 and market values of $7,115,039 and $1,771,569 at December 31, 1996 and 1995,
respectively, were pledged as collateral on public deposits or for other banking purposes.

Gross realized gains and losses for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                                      1996             1995              1994
                                                                ----------------  ---------------  ----------------

Realized gains                                                  $         33,265  $        11,832  $              -
Realized losses                                                          (16,715)          (1,400)                -
                                                                ----------------  ---------------  ----------------

                                                                $         16,550  $        10,432  $              -
                                                                ================  ===============  ================


The  amortized  cost and  approximate  market  value  at  December  31,  1996 of investment securities by scheduled maturity are shown below.
                                                                                          Available for Sale
                                                                                     Amortized           Fair
                                                                                       Cost              Value
                                                                                  ---------------  ----------------
Due in one year or less                                                           $     2,049,521  $      2,048,280
Due in one year through five years                                                      5,561,423         5,572,138
Due after five years                                                                    3,621,433         3,555,296
Equity securities                                                                         137,050           137,050
                                                                                  ---------------  ----------------

                                                                                  $    11,369,427  $     11,312,764
                                                                                  ===============  ================


For the purposes of the maturity table,  mortgage-backed  securities,  which are not due at a single maturity date, have been allocated over maturity  groupings  based on the  weighted-average  contractual  maturities of underlying collateral.  The  mortgage  backed  securities  may  mature  earlier  than their weighted-average contractual maturities because of principal prepayments.





Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 4.  Loans Receivable

The major components of loans in the consolidated balance sheets at December 31,
1996 and 1995 are as follows:
                                                                                        1996             1995
                                                                                  ---------------  ----------------

Commercial                                                                        $     4,343,525  $      2,106,572
Real estate:
   Construction and land development                                                      235,000           580,142
   Farmland                                                                                     -                 -
   Residential, 1-4 families                                                            4,675,681         1,980,045
   Residential, multifamily                                                                     -                 -
   Nonfarm, nonresidential                                                                101,804                 -
Agricultural                                                                                7,638                 -
Consumer:
   Credit cards                                                                           135,174            93,202
   Other consumer                                                                       2,564,454         1,148,781
States and political subdivisions                                                         343,057           422,396
Other                                                                                     507,293           457,236
                                                                                  ---------------  ----------------
                                                                                       12,913,626         6,788,374

Net deferred loan fees                                                                    (35,761)          (17,221)
                                                                                  ---------------  ----------------
                                                                                       12,877,865         6,771,153

Allowance for loan losses                                                                (155,000)          (81,202)
                                                                                  ---------------  ----------------

                                                                                  $    12,722,865  $      6,689,951
                                                                                  ===============  ================


Nonperforming assets at December 31, 1996 and 1995 are detailed as follows:
                                                                                        1996             1995
                                                                                  ---------------  ----------------
Nonaccrual loans                                                                  $        17,459  $              -
Restructured loans                                                                              -                 -
Loans past due 90 days or more                                                             52,258            18,455
                                                                                  ---------------  ----------------
         Total nonperforming loans                                                         69,717            18,455


Foreclosed, repossessed and idled properties                                                    -             8,000
                                                                                  ---------------  ----------------
         Total nonperforming assets                                               $        69,717  $         26,455
                                                                                  ===============  ================


Gross  interest  income  that  would have been  recognized  for each year if the nonaccrual  loans and  restructured  loans had been current in  accordance  with their  original  terms and had been  outstanding  throughout the period or since origination,  or if held  part of the  period,  is  detailed  below.  Applicable interest income that was actually  collected and included in net income for each year is also summarized below:
                                                                       1996             1995             1994
                                                                ----------------  ---------------  ----------------
Nonaccrual loans:

   Interest income, original terms                              $          4,789  $             -  $              -
                                                                ================  ===============  ================
   Interest income, recognized                                  $          2,784  $             -  $              -
                                                                ================  ===============  ================


The Bank had no restructured loans during the years ended December 31, 1996, 1995 or 1994.





Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 4.  Loans Receivable, continued

An allowance determined in accordance with SFAS No. 114 and No. 118 is provided for all impaired loans. The total recorded investment in impaired loans and the related allowance for loan losses at December 31, the average annual recorded investment in impaired loans and interest income recognized on impaired loans for the year (all approximate) are summarized below:

                                                                       1996             1995             1994
                                                                ----------------  ---------------  ----------------


Recorded investment at December 31,                             $         18,533 $              -  $              -
                                                                ================ ================  ================
Allowance for loan losses                                       $          1,074 $              -  $              -
                                                                ================ ================  ================
Average recorded investment for the year                        $          3,658 $              -  $              -
                                                                ================ ================  ================
Interest income recognized for the year                         $          2,784 $              -  $              -
                                                                ================ ================  ================


The Bank is not committed to lend additional funds to debtors whose loans have been modified.

Note 5.  Allowance for Loan Losses

An analysis of the changes in the allowance for loan losses are as follows:
                                                                       1996             1995             1994
                                                                ----------------  ---------------  ----------------

Balance, beginning                                              $         81,202 $         30,000  $              -
                                                                ---------------- ----------------  ----------------

Loans charged off                                                        (43,291)         (18,221)                -
Recoveries                                                                13,142            1,334                 -
                                                                ---------------- ----------------  ----------------
Net loans charged off                                                    (30,149)         (16,887)                -


Provision for loan losses                                                103,947           68,089            30,000
                                                                ---------------- ----------------  ----------------
Balance, ending                                                 $        155,000 $         81,202  $         30,000
                                                                ================ ================  ================


Note 6.  Property and Equipment

Components  of property and  equipment  and total  accumulated  depreciation  at
December 31, 1996 and 1995, are as follows:
                                                                                        1996             1995
                                                                                  ---------------  ----------------

Land                                                                              $       250,000  $        250,000
Land improvements                                                                          49,564            46,344
Buildings                                                                                 932,609           815,621
Furniture and equipment                                                                   290,921           263,107
                                                                                  ---------------  ----------------
                                                                                        1,523,094         1,375,072

Less accumulated depreciation                                                            (114,498)          (46,121)
                                                                                  ---------------  ----------------

                                                                                  $     1,408,596  $      1,328,951
                                                                                  ===============  ================


The Company leased its temporary banking facility under an agreement accounted for as an operating lease at a rental of $2,244 per month, increasing to $3,675 per month in July, 1995. This agreement expired in December, 1995. Rental expense was approximately $33,440 and $17,000 for 1995 and 1994, respectively.





Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 7.  Short-term Debt

The Bank has established a $750,000 line of credit with a correspondent bank to provide additional liquidity if and as needed. There was no amount outstanding under this arrangement at December 31, 1996 or 1995, or during the years then ended.

Note 8.  Fair Value of Financial Instruments

The estimated fair values of the Company's financial  instruments are as follows
(dollars in thousands):

                                                       December 31, 1996                  December 31, 1995
                                                 -------------------------------  ---------------------------------
                                                    Carrying           Fair           Carrying            Fair
                                                     Amount            Value           Amount             Value
                                                     ------            -----           ------             -----
Financial assets
  Cash and cash equivalents                      $         1,189  $        1,189  $         1,143  $          1,143
  Federal funds sold                                         402             402              694               694
  Securities, available-for-sale                          11,313          11,313            5,465             5,465
  Loans, net of allowance for loan losses                 12,723          12,793            6,690             6,648

Financial liabilities
  Deposits                                                24,041          24,049           11,937            12,093

Off-balance-sheet assets (liabilities)
  Commitments to extend credit and
    standby letters of credit                                  -               -                -                 -

Note 9. Common Stock

During  1995 the Company  adopted a stock  option plan under which up to 275,500 shares of stock may be issued.  Shares  subject to the plan may be issued in any
combination  of  incentive  stock  options,   non-incentive  stock  options,  or
restricted stock,  provided that the total number of shares issuable pursuant to incentive  stock  options  may  not be  more  than  50,000  without  shareholder approval.  Termination  of  restrictions  on any  restricted  stock  granted and expiration  of any  non-incentive  stock options  granted are  controlled by the terms of each individual  grant.  Incentive stock options expire no more than 10 years from the date of grant.  Exercise  prices of all options are determined by each individual  grant except that incentive stock options may not be granted at less than fair market value and  non-incentive  stock options may not be granted at less than 80% of fair market value on each option's respective date of grant.
Vesting of options, if not immediately exerciseable, is determined in accordance with the terms of each option granted.




Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 9. Common Stock, continued

Activity under the plan during the years ended December 31, 1996 and 1995 is summarized below:

                                                                         Granted
                                      -----------------------------------------------------------------------------
                                        Available   Incentive    Non-incentive
                                           for        Stock         Stock     Restricted   Exercise(1)
                                          Grant      Options       Options        Stock       Price      Exercised
                                          -----      -------       -------        -----       -----      ---------

Plan adopted                              275,500            -            -            -            -             -
Granted                                  (165,000)           -      165,000            -  $     10.00             -
Exercised                                       -            -            -            -            -             -
                                      -----------  -----------  -----------  -----------  -----------   -----------
Balance December 31, 1995                 110,500            -      165,000            -        10.00             -


Granted                                     5,225            -        5,225            -        10.00             -
Exercised                                       -            -            -            -            -             -
                                      -----------  -----------  -----------  -----------  -----------   -----------
Balance December 31, 1996                 105,275            -      170,225            -        10.00             -
                                      ===========  ===========  ===========  ===========  ===========   ===========


Additional information relating to the plan is listed below:
                                                                                 1996         1995         1994
                                                                             -----------  -----------   -----------
Outstanding options at December 31:
   Exercise price(1)                                                         $  10.00     $    10.00            n/a
   Range of exercise prices:
     From                                                                    $  10.00     $    10.00            n/a
     To                                                                      $  10.00     $    10.00            n/a
   Remaining contractual life in months(1)                                        101            112            n/a

Exerciseable options at December 31:
   Number                                                                     170,225        165,000            n/a
   Exercise price                                                            $  10.00     $    10.00            n/a

Options granted during the year:
   Granted-date fair value(1)                                                $ 26,259     $  829,234            n/a
   Exercise price(1)                                                         $  10.00     $    10.00            n/a

Significant assumptions used in determining  fair value:
   Risk-free interest rate                                                        7.0%          7.0%            n/a
   Expected life in years                                                          10            10             n/a
   Expected dividends                                                             0.0%          0.0%            n/a
   Expected volatility                                                            5.0%          2.7%            n/a

Results of operations:

   Compensation cost recognized in income                                    $        -  $        -     $       n/a
                                                                             ==========  ===========    ===========
   Pro forma net income(2)                                                   $ (211,904) $(1,160,816)   $  (326,752)
                                                                             ==========  ===========    ===========
   Pro forma earnings per common share(2)                                    $     (.48) $     (2.66)   $     (1.48)
                                                                             ==========  ===========    ===========


       (1) Weighted average
       (2) As if the fair value based method prescribed by SFAS No. 123 has been applied.



Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 10.  Employee Benefit Plans

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who have completed one year of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. In addition, the Bank may make additional contributions at the discretion of Board of Directors. The
Bank made no contributions during the years ended December 31, 1996, 1995 or 1994.

Note 11.   Income Taxes

Operating loss and carryforwards

The Company has loss carryforwards of approximately $812,000 for Federal income tax purposes that may be used to offset future taxable income. If not previously utilized, the Federal and state loss carryforwards will expire between 2008 and 2011.

Current and deferred income tax components

The components of income tax expense (all Federal) are as follows:

                                                                       1996             1995              1994
                                                                ----------------  ---------------  ----------------

Current                                                         $              -  $             -  $              -
Deferred                                                                 (67,750)        (111,968)         (109,565)
Deferred tax asset valuation allowance change                             67,750          111,968           109,565
                                                                ----------------  ---------------  ----------------

                                                                $              -  $             -  $              -
                                                                ================  ===============  ================


Rate Reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate expense included in the consolidated statement of operations follows:

                                                                       1996             1995              1994
                                                                ----------------  ---------------  ----------------

Tax at statutory federal rate                                   $        (63,119) $      (112,738) $       (110,756)
Other                                                                     (4,631)             770             1,191
Deferred tax asset valuation allowance change                             67,750          111,968           109,565
                                                                ----------------  ---------------  ----------------

                                                                $              -  $             -  $              -
                                                                ================  ===============  ================


Deferred tax analysis

The components of net deferred tax assets (all Federal) at December 31, 1996 and
1995 are summarized as follows:
                                                                                        1996              1995
                                                                                  ---------------  ----------------

Deferred tax assets                                                               $       354,588  $        282,007
Deferred tax liabilities                                                                  (25,332)          (20,501)
Deferred tax asset valuation allowance                                                   (329,256)         (261,506)
                                                                                  ---------------  ----------------

                                                                                  $             -  $              -
                                                                                  ===============  ================






Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 11.   Income Taxes, continued

Tax effects of each  significant  item creating  deferred  taxes are  summarized below:
                                                                                        1996              1995
                                                                                  ---------------  ----------------

Allowance for loan losses                                                         $        18,512  $          4,644
Pre-operating expenses                                                                     46,683            64,755
Net operating losses                                                                      276,242           206,183
Deferred fee income                                                                        12,159             5,855
Contributions                                                                                 992               570
Accretion of discount on investment securities                                             (1,828)           (4,566)
Depreciation                                                                              (23,504)          (15,935)
                                                                                  ---------------  ----------------

                                                                                  $       329,256  $        261,506
                                                                                  ===============  ================


Note 12.  Commitments and Contingencies

Financial instruments with off-balance-sheet risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the consolidated balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.
The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

A  summary  of the  Bank's  commitments  at  December  31,  1996 and 1995 are as follows:
                                                                                        1996             1995
                                                                                  ---------------  ----------------

Commitments to extend credit                                                      $     3,921,000  $      2,590,000
Standby letters of credit                                                                       -            60,000
                                                                                  ---------------  ----------------

                                                                                  $     3,921,000  $      2,650,000
                                                                                  ===============  ================


Commitments  to extend  credit are  agreements  to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally  have fixed  expiration  dates or other  termination  clauses  and may require  payment of a fee. Since many of the  commitments are expected to expire without  being  drawn  upon,  the total  commitment  amounts do not  necessarily
represent  future  cash   requirements.   The  Bank  evaluates  each  customer's
creditworthiness on a case-by-case basis. The amount of collateral obtained,  if deemed necessary by the Bank upon extension of credit,  is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable,  inventory,  property  and  equipment,  residential  real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.





Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 12.  Commitments and Contingencies, continued

Concentrations of credit risk

Substantially all of the Bank's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank's market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank's primary focus is toward consumer oriented and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $250,000. The Bank has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Other

The Company has entered a five-year employment and bonus agreement with the Company's President which effectively commenced with the opening of the Bank.

Note 13.   Regulatory Restrictions

Capital requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in regulations.
Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.





Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 13.   Regulatory Restrictions, continued

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                   To Be Well
                                                                                               Capitalized Under
                                                                      For Capital               Prompt Corrective
                                            Actual                 Adequacy Purposes            Action Provisions
                                      Amount         Ratio        Amount         Ratio        Amount        Ratio
                                      ------         -----        ------         -----        ------        -----
December 31, 1996
   Total Capital
     (to Risk-Weighted Assets)   $    3,294,381        23.1%  >$  1,142,913        >8.0%  >$   1,428,641    >10.0%
                                                              -                    -      -                 -
   Tier I Capital
     (to Risk-Weighted Assets)   $    3,139,381        22.0%  >$    571,457        >4.0%  >$     857,185     >6.0%
                                                              -                    -      -                  -
   Tier I Capital
     (to Average Assets)         $    3,139,381        11.6%  >$  1,080,749        >4.0%  >$   1,350,936     >5.0%
                                                              -                    -      -                  -

December 31, 1995
   Total Capital
     (to Risk-Weighted Assets)   $    3,349,994        40.5%  >$    660,960        >8.0%  >$     826,200    >10.0%
                                                              -                    -      -                 -
   Tier I Capital
     (to Risk-Weighted Assets)   $    3,268,792        39.6%  >$    330,480        >4.0%  >$     495,720     >6.0%
                                                              -                    -      -                  -
   Tier I Capital
     (to Average Assets)         $    3,268,792        22.7%  >$    576,480        >4.0%  >$     720,600     >5.0%
                                                              -                    -      -                  -

Dividends

The Company's dividend payments (when available) will be made primarily from dividends received from the Bank. Under applicable federal law, the Comptroller of the Currency restricts national bank total dividend payments in any calendar year to net profits of that year, as defined, combined with retained net profits for the two preceding years. At December 31, 1996, there were no retained net profits free of such restriction. The Comptroller also has authority under the Financial Institutions Supervisory Act to prohibit a national bank from engaging in an unsafe or unsound practice in conducting its business. It is possible, under certain circumstances, the Comptroller could assert that dividends or other payments would be an unsafe or unsound practice.

Intercompany transactions

Legal lending limits on loans by the Bank to the Company are governed by Federal
Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $317,000 at December 31, 1996. No
23A transactions existed between the Bank and the Company at December 31, 1996.





Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 14.   Transactions with Related Parties

The  Bank  has  entered  into  transactions  with  its  directors,   significant
shareholders and their affiliates (related parties). Such transactions were made in the  ordinary  course  of  business  on  substantially  the  same  terms  and conditions,  including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers,  and did not, in the opinion of  management,  involve more than normal  credit risk or present  other unfavorable features.

Loans

Aggregate loan transactions with related parties were as follows:
                                                                                        1996             1995
                                                                                  ---------------  ----------------

Balance, beginning                                                                $       524,726  $          7,412


New loans and advances                                                                    867,146           569,268
Repayments                                                                               (309,392)          (51,954)
Change in relationship                                                                     (6,486)                -
                                                                                  ---------------- ----------------
Balance, ending                                                                   $     1,075,994  $        524,726
                                                                                  ===============  ================


Advances

Advances   from   related   parties  at   December   31,   1993   consisted   of
noninterest-bearing  loans from members of the Company's Board of Directors.  On
June 30, 1994, 10 Directors  elected to convert  their  advances to common stock subscriptions. On October 6, 1994, the final Director was repaid by the Company.

Main office site

On June 10, 1994, the Bank acquired a site for its main office from a member of the Company's Board of Directors and his related interests. Consideration for the site was 25,000 shares of the Company's common stock, which was sold for $10 per share in the Company's initial public stock offering. The consideration was determined by negotiation after appraisals of the property were obtained.





Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 15.   Parent Company Financial Information

Condensed financial information of CNB Holdings, Inc. is presented as follows:

                                 Balance Sheets
                           December 31, 1996 and 1995
                                                                                         1996             1995
                                                                                  ---------------  ----------------
Assets
    Cash and due from banks                                                       $       181,042  $        199,651
    Investment in subsidiary bank at equity                                             3,119,995         3,379,310
    Other assets                                                                           34,149            57,491
                                                                                  ---------------  ----------------

         Total assets                                                             $     3,335,186  $      3,636,452
                                                                                  ===============  ================


Liabilities
    Accounts payable and other liabilities                                        $        11,665  $         13,650
                                                                                  ---------------  ----------------

Stockholders' equity:
    Common stock                                                                        2,186,125         2,185,210
    Surplus                                                                             2,156,782         2,155,867
    Retained deficit                                                                     (962,723)         (777,078)
    Unrealized depreciation on subsidiary's investment

     securities available for sale                                                        (56,663)           58,803
                                                                                  ---------------  ----------------
         Total stockholders' equity                                                     3,323,521         3,622,802
                                                                                  ---------------  ----------------
         Total liabilities and stockholders' equity                               $     3,335,186  $      3,636,452
                                                                                  ===============  ================


                            Statements of Operations
                  Years ended December 31, 1996, 1995 and 1994

                                                                      1996              1995             1994
                                                                ----------------  ---------------  ----------------

Income, interest on deposits with banks                         $          7,633  $        11,450  $         25,440
                                                                ----------------  ---------------  ----------------

Expenses:
    Professional fees                                                     23,381           59,326            16,131
    Other expenses                                                        26,048           23,148            16,150
                                                                ----------------  ---------------  ----------------
         Total expenses                                                   49,429           82,474            32,281
                                                                ----------------  ---------------  ----------------
    Loss before tax benefit and equity in undistributed
      income of subsidiary                                               (41,796)         (71,024)           (6,841)

Federal income tax benefit                                                     -                -                 -
                                                                ----------------  ---------------  ----------------
    Loss before equity in undistributed income of subsidiary             (41,796)         (71,024)           (6,841)


Equity in undistributed loss of subsidiary                              (143,849)        (260,558)         (319,911)
                                                                ----------------  ---------------  ----------------
         Net loss                                               $       (185,645) $      (331,582) $       (326,752)
                                                                ================  ===============  ================







Notes to Consolidated Financial Statements
As of December 31, 1996, 1995 and 1994 and the three years then ended
--------------------------------------------------------------------------------

Note 15.   Parent Company Financial Information, continued

                            Statements of Cash Flows
                  Years ended December 31, 1996, 1995 and 1994

                                                                       1996             1995             1994
                                                                ----------------  ---------------- ----------------
Cash flows from operating activities:
    Net loss                                                    $       (185,645) $       (331,582)        (326,752)
    Adjustments to reconcile net loss to net
      cash provided by operating activities:
         Amortization                                                     23,173            15,499            3,862
         Increase in equity in undistributed loss of subsidiary:
            Attributable to current year                                 143,849           260,558          319,911
            Attributable to prior year                                         -                 -           99,024
         Increase in other assets                                          1,999             4,339           44,022
         Increase (decrease) in other liabilities                         (1,985)            8,521          (32,719)
                                                                ----------------  ---------------- ----------------
           Net cash provided (used) by operating activities              (18,609)          (42,665)         107,348
                                                                ----------------  ---------------- ----------------


Cash flows from investing activities, investment in subsidiary                 -                 -       (3,750,000)
                                                                ----------------  ---------------- ----------------

Cash flows from financing activities:
    Repayment of short-term debt                                               -                 -         (121,000)
    Repayment of advances from related parties                                 -                 -          (10,909)
    Proceeds from issuance of stock                                            -                 -        4,011,329
    Stock issuance costs                                                       -                 -          (11,604)
                                                                ----------------  ---------------- ----------------
           Net cash provided by financing activities                           -                 -        3,867,816
                                                                ----------------  ---------------- ----------------
           Increase (decrease) in cash and due from banks                (18,609)          (42,665)         225,164


Cash and cash equivalents, beginning                                     199,651           242,316           17,152
                                                                ----------------  ---------------- ----------------
Cash and cash equivalents, ending                               $        181,042  $        199,651 $        242,316
                                                                ================  ================ ================


                                                                       Exhibit A

                       SHAREHOLDER SUBSCRIPTION AGREEMENT

TO:       CNB Holdings, Inc.
          900 Memorial Drive
          P.O. Box 1060
          Pulaski, Virginia 24301
          Attention:  Stock Offering

          Telephone No.:  (540) 994-0831

Gentlemen:

          You have informed me that CNB Holdings, Inc., a Virginia corporation (the "Company"), is offering up to 330,000 shares of its Common Stock (the "Common Stock") at a price of $9.00 per share, payable as provided herein and as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the "Prospectus").

          1. Subscription. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "Crestar Bank, as Escrow Agent for CNB Holdings, Inc." (the "Funds"), representing the payment of $9.00 per share for the number of shares of the Common Stock indicated below and agrees to purchase the shares of Common Stock subscribed for herein. The total subscription price must be paid at the time the Subscription Agreement is executed.

          2. Acceptance of Subscription. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

          3. Acknowledgments. The undersigned hereby acknowledges that he or she has received a copy of the Prospectus and understands and agrees that this Subscription Agreement and the Prospectus contain the entire agreement between the undersigned and the Company with respect to the offering and the sale of the shares of Common Stock to the undersigned.

          4. Revocation. The undersigned agrees that once this Subscription Agreement is tendered to the Company, it may not be withdrawn by the undersigned except with the consent of the Company and that this Agreement shall survive the death or disability of the undersigned.

BY EXECUTING THIS AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

          Please indicate in the space provided below the exact name or names and addresses in which the stock certificate representing shares subscribed for hereunder should be registered.


------------------------------------        ------------------------------------
Number of Shares Subscribed for             Name or Names of Subscribers
(minimum 100 shares)                                 (Please Print)


$
 -----------------------------------        ------------------------------------
 Total Subscription Price at $9.00          Please indicate form of ownership
 per share (funds must be enclosed)         desired (individual, joint tenants,
                                            with right of survivorship,  tenants
                                            in   common,   trust,   corporation,
                                            partnership, custodian, etc.)

Date:
     -------------------------------        ------------------------------------
                                                     Signature of Subscriber*

                                            ------------------------------------
                                                  Signature of Subscriber
                                                     (if more than one)

--------------------------                  ------------------------------------
Social Security Number(s),                  Street Address
Federal Taxpayer
Identification Number(s)                    ------------------------------------
of Subscriber(s)                            City, State and Zip Code

                                            ----------------------------------
                                            Area Code and Telephone Number


          *When signing as attorney, trustee, administrator or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each proposed owner must sign.


TO BE COMPLETED BY THE COMPANY:

          Accepted as of  ___________________,  199__,  as to  _________________
shares.


                                          CNB HOLDINGS, INC.



                                           By:__________________________________

                      FEDERAL INCOME TAX BACKUP WITHHOLDING

          In order to prevent the application of federal income tax backup withholding, each subscriber must provide a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

          Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

          If backup withholding applies, 31% of payments of dividends or interest made to such subscriber may be withheld. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

          If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9. In such case, if a TIN is not provided within 60 days, 31% of dividend or interest payments thereafter made to each subscriber may be withheld until a TIN is provided.

                               SUBSTITUTE FORM W-9

          Under penalties of perjury, I certify that: (1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

          You must cross out item (2) above if you have been notified by the IRS that you are subject to withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

Each Subscriber Should Complete this Section.

---------------------------------           ---------------------------------
Signature of Subscriber                     Signature of Subscriber

---------------------------------           ---------------------------------
Printed Name                                Printed Name

---------------------------------           ---------------------------------
Social Security or Employer                 Social Security or Employer
Identification No.                          Identification No.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesperson or any other person has been authorized to give any information or to make any representation in connection with this offering other than contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been so authorized by the Company or the Placement Agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer or solicitation in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.



                       --------------------------------
                               TABLE OF CONTENTS


                                                             Page
                                                           ---------
Prospectus Summary  ....................................       3
Selected Financial Data   ..............................       5
Risk Factors  ..........................................       6
The Offering  ..........................................      10
Use of Proceeds  .......................................      11
Market for Common Stock   ..............................      11
Dividend Policy  .......................................      12
Capitalization and Dilution  ...........................      13
Business   .............................................      13
Management's Discussion and Analysis of
   Financial Condition and Results of Operations  ......      18
Management and Directors  ..............................      39
Description of Capital Stock ...........................      45
Supervision and Regulation   ...........................      47
Placement Agent  .......................................      52
Legal Opinions   .......................................      53
Experts ................................................      53
Available Information  .................................      53
Indemnification for Securities Act Liabilities .........      53
Index to Consolidated Financial Statements  ............      F-1
Subscription Agreement .................................      A-1

                                330,000 Shares




                                    [LOGO]




                       --------------------------------
                               CNB HOLDINGS, INC.
                       --------------------------------
                                  Common Stock





                        ------------------------------
                                   PROSPECTUS
                        ------------------------------
                            DAVENPORT & COMPANY LLC






                               December 10, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     Part II


Item 24.  Indemnification of Directors and Officers.

         Title 13.1, Chapter 9, Article 10 of the Code of Virginia of 1950, as amended, permits a Virginia corporation in general to indemnify any of its officers and directors, and any person serving at its request as an officer or director or another corporation or enterprise if he acted in good faith and in a manner which he believed to be in, or not opposed to, the best interest of the corporation. In the event, however, that such person is adjudged liable to the corporation, he will not be entitled to indemnification. The statute also permits a corporation to provide other or further indemnity in its articles of incorporation, or in a bylaw or resolution approved by its directors or shareholders, except for an indemnity against willful misconduct or a knowing violation of criminal law. Furthermore, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation. Finally, the statute authorizes a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

         The Articles of Incorporation of the Registrant provide that, to the extent and under the circumstances permitted by the Stock Corporation Act of the Virginia Code, Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Registrant against liabilities, penalties, claims and fines, including amounts paid in settlement, reasonable expenses, and attorney's fees, imposed upon, threatened or asserted against him or her because he or she is or was an officer or director of the Registrant, except for an indemnity against willful misconduct or a knowing violation of criminal law.

Item 25.  Other Expenses of Issuance and Distribution.


Registration Fees:                     $  1,036
Blue Sky Filing Fees:                  $    700
Legal Fees:                            $ 70,000
Accounting Fees:                       $ 25,000
Printing Fees:                         $  4,200
EDGAR Filing Fee:                      $  1,000
Other:                                 $ 25,000


Item 26.  Recent Sales of Unregistered Securities

         Not Applicable.

Item 27.  Exhibits

         The following is a list of exhibits included as part of this registration statement and included herewith at the end of this registration statement.

        Exhibit No.             Description of Exhibit
        -----------             ----------------------
            3.1                 Amended and Restated  Articles of  Incorporation
                                (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement No. 33-69326 on
                                Form S-1).

            3.2                 By-laws  (incorporated  by  reference to Exhibit
                                3.2 to the Company's Registration Statement No. 33-69326 on Form S-1).

            4                   Form of Stock Certificate.

            5 Opinion of Mays & Valentine, L.L.P. regarding the legality of the securities being registered and consent.*

           10.1 Employment Agreement dated June 21, 1993, by and between Wayne L. Carpenter and the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement No. 33-69326 on Form S-1).

           10.2                 CNB  Holdings,   Inc.  1995  Stock  Option  Plan
                                (incorporated by reference to Exhibit 10.4 to the Company's 1995 Form 10-KSB).

           10.3 Lease Agreement dated August 1, 1997 between the Bank and Odisi Properties, L.L.C.*

           10.4 Agency Agreement between the Davenport & Company LLC and the Company.**

           21                   Subsidiaries of CNB Holdings, Inc.*

           23.1                 Consent of Larrowe & Company.*

           23.2 Consent of Mays & Valentine, L.L.P. (included as part of Exhibit 5).*

           23.3                 Consent of Williams Mullen Christian & Dobbins.*

           24                   Powers of Attorney.*

           99.1                 Form of  Subscription  Agreement  (included with
                                Prospectus).

           99.2                 Cover Letter to Shareholders.

         ---------------

         * Previously filed with the initial filing of this Registration Statement No. 333-38727.
         ** To be filed by amendment.

Item 28.  Undertakings.

         The following undertakings apply to the offering:

(a) Rule 415 Offering. The Registrant is registering securities under Rule 415 of the Securities Act, therefore it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the County of Pulaski, State of Virginia, on December 10, 1997.

                                     CNB HOLDINGS, INC.



                                     By:   /s/ Hiawatha Nicely, Jr.
                                           ------------------------
                                          Hiawatha Nicely, Jr.
                                          President & Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

             Signature                                   Title                                        Date
             ---------                                   -----                                        ----
      /s/ Hiawatha Nicely, Jr.                Chairman, President, and Chief Executive       December 10, 1997
-------------------------------------         Officer (Principal Executive Officer)
        Hiawatha Nicely, Jr.

       /s/ Wayne L. Carpenter                 Director and Chief Financial and               December 10, 1997
-------------------------------------         Accounting Officer
         Wayne L. Carpenter

       */s/ Sybil S. Atkinson                 Director                                       December 10, 1997
-------------------------------------
          Sybil S. Atkinson

        */s/ Jack W. Bowling                  Director                                       December 10, 1997
-------------------------------------
           Jack W. Bowling

        */s/ Jackson M. Bruce                 Director                                       December 10, 1997
-------------------------------------
          Jackson M. Bruce

      */s/ Randolph V. Chrisley               Director                                       December 10, 1997
-------------------------------------
        Randolph V. Chrisley

        */s/ A. Carole Pratt                  Director                                       December 10, 1997
-------------------------------------
           A. Carole Pratt

     */s/ David W. Ratcliff, Jr.              Director                                       December 10, 1997
-------------------------------------
       David W. Ratcliff, Jr.

       */s/ Nathaniel R. Tuck                 Director                                       December 10, 1997
-------------------------------------
          Nathaniel R. Tuck

       */s/ James L. Webb, Jr.                Director                                       December 10, 1997
-------------------------------------
         James L. Webb, Jr.

         */s/ J. David Wine                   Director                                       December 10, 1997
-------------------------------------
            J. David Wine

*By:  /s/ Wayne L. Carpenter
-------------------------------------
         Wayne L. Carpenter
          Attorney-in-Fact